Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
June 12, 2009
and
amended and restated as of
July 20, 2011

among

UNITED STATES STEEL CORPORATION

THE LENDERS PARTY HERETO

THE LC ISSUING BANKS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES LLC

and

BARCLAYS CAPITAL,
Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC	PNC BANK, NATIONAL ASSOCIATION
Co-Documentation Agent	Co-Documentation Agent

THE BANK OF NOVA SCOTIA
Co-Documentation Agent

BANK OF AMERICA, N.A.	CITIZENS BANK OF PENNSYLVANIA
Co-Syndication Agent	Co-Syndication Agent

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SCHEDULES:
COMMITMENT SCHEDULE
PRICING SCHEDULE
Schedule 1.01	Existing Accounting Procedures
Schedule 2.16	Existing Letters of Credit
Schedule 5.01	Additional Monthly Financial Information
Schedule 5.05	Insurance
Schedule 6.01	Existing Liens

EXHIBITS:
Exhibit A	—	Form of Assignment
Exhibit B	—	Form of Opinion of Counsel of the Borrower
Exhibit C	—	Form of Security Agreement
Exhibit D-1	—	Form of Monthly Borrowing Base Certificate
Exhibit D-2	—	Form of Bi-Weekly/Weekly Borrowing Base Certificate
Exhibit E	—	Form of Subsidiary Guarantee Agreement
Exhibit F-1	—	Form of Collateral Access Agreement (Processor/Warehouse)
Exhibit F-2	—	Form of Collateral Access Agreement (Landlord)
Exhibit G	—	Certain Definitions from Regulation S-X (as in effect on the date of this Amended Agreement)
Exhibit H	—	Form of Designation Agreement
Exhibit I	—	Form of Amendment to Security Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 12, 2009 and amended and restated as of July 20, 2011 among UNITED STATES STEEL CORPORATION, the LENDERS party hereto, the LC ISSUING BANKS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

WHEREAS, the Borrower (as defined in Section 1.01 below), the lenders party thereto (the “Existing Lenders”), the letter of credit issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, are parties to an Amended and Restated Credit Agreement dated as of June 12, 2009 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement as provided in this Amended Agreement (as defined in Section 1.01 below), subject to the terms and conditions set forth in Section 4.01 hereof;

NOW, THEREFORE, the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE 1
Definitions

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Additional Lender” has the meaning set forth in Section 2.15.

“Adjusted LIBO Rate” has the meaning set forth in Section 2.06(b).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that  directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

“Agent” means any of the Administrative Agent, the Co-Documentation Agents and the Co-Syndication Agents, and “Agents” means any two or more of the foregoing.

“Agreement”, when used in reference to this Agreement, means the Existing Credit Agreement, as amended and restated by this Amended Agreement, and as the same may be further amended from time to time.

“Amended Agreement” means this Second Amended and Restated Credit Agreement dated as of July 20, 2011.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office.

“Applicable Rate” means for any day:

(a)           with respect to any Loan that is a Base Rate Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Base Rate Margin” and in the column corresponding to the “Pricing Level” that applies for such day; and

(b)           with respect to any Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Euro-Dollar Margin” and in the column corresponding to the “Pricing Level” that applies for such day;

In each case, the “Applicable Rate” will be based on the Average Availability calculated as of the relevant determination date; provided that, at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section 5.01(a)(i) or 5.01(a)(ii), such Applicable Rates will be those set forth in the Pricing Schedule and corresponding to Level III Pricing during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

“Arranger” means each of J.P. Morgan Securities LLC and Barclays Capital, the investment banking division of Barclays Bank PLC, in its capacity as a joint lead arranger of the credit facility provided under this Agreement.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

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“Availability Reserves” means, as of any date of determination, such reserves in amounts as the Collateral Agent may from time to time establish (upon five Business Days’ notice to the Borrower in the case of new reserve categories established after the Effective Date and formula changes) and revise (upward or downward) in good faith in accordance with its customary credit policies:  (i) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Collateral Agent, do or are reasonably likely to materially adversely affect either (a) the Collateral or its value or (b) the security interests and other rights of the Collateral Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (ii) to reflect the Collateral Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrower is or may have been incomplete, inaccurate or misleading in any material respect or (iii) in respect of any state of facts which the Collateral Agent reasonably determines in good faith constitutes a Default or an Event of Default; provided that, at any date of determination (unless and until otherwise determined by the Collateral Agent), “Availability Reserves” shall include (a) a reserve in an amount equal to the most current month-end liability to Outside Processor, Third-Party Warehouseman and Borrower Joint Venture locations holding Eligible Inventory, (b) a reserve for obligations secured by Liens on Collateral for which UCC financing statements (or, in jurisdictions outside the United States of America, evidence of perfection of Liens) are filed, (c) a reserve for permitted Liens and (d) a reserve for claims secured by purchase money liens.

“Available Inventory” means, at any time the sum of:

(a)           the lesser of (i) 65% of Eligible Finished Goods Inventory and (ii) the product of (x) 85% of the net recovery rates as determined by an independent appraisal multiplied by (y) Eligible Finished Goods Inventory; plus

(b)           the lesser of (i) 65% of Eligible Semi-Finished Goods and Scrap Inventory and (ii) the product of (x) 85% of the net recovery rates as determined by an independent appraisal multiplied by (y) Eligible Semi-Finished Goods and Scrap Inventory; plus

(c)           the lesser of (i) 65% of Eligible Raw Materials Inventory (other than scrap Inventory) and (ii) the product of (x) 85% of the net recovery rates as determined by an independent appraisal multiplied by (y) Eligible Raw Materials Inventory.

“Available Receivables” means, at any time, a percentage (not to exceed 85%) of the difference of (i) Eligible Receivables minus (ii) a Dilution Reserve, such percentage and such Dilution Reserve to be determined by the Collateral Agent in its Permitted Discretion (taking into consideration actual dilution) upon the completion of collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing.

“Average Availability” has the meaning set forth in the Pricing Schedule.

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“Average Facility Availability” means, on any day, an amount equal to the quotient of (a) the sum of the end of the day Facility Availability for each day during the period of 30 consecutive days ending on (and including) such date, divided by (b) 30 (i.e., the number of days in such period).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of ½ of 1% plus the Federal Funds Rate for such day and (iii) the sum of 1% plus the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).

“Base Rate Loan” means a Loan that bears interest at the  Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.19.

“Borrower” means United States Steel Corporation, a Delaware corporation, and its successors.

“Borrower Joint Venture” means any joint venture in which the Borrower holds, or acquires after the Effective Date, a direct or indirect equity interest.

“Borrower Security Agreement” means the Security Agreement dated as of June 12, 2009, between the Borrower and the Collateral Agent.

“Borrower’s Latest Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC pursuant to the Exchange Act.

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“Borrower’s 2010 Form 10-K” means the Borrower’s annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC pursuant to the Exchange Act.

“Borrowing” has the meaning set forth in Section 1.02.

“Borrowing Base” means, at any time, subject to adjustment as provided in Section 5.07(c), an amount equal to the sum of (i) Available Inventory less (ii) Availability Reserves less (iii) the aggregate outstanding amount (calculated as the Mark-to-Market Value) of Secured Derivative Obligations up to a maximum amount of $100,000,000 plus (iv) Available Receivables if the Effective Date Receivables Financing shall have terminated (and the obligations in respect thereof paid in full) and not been replaced with another Permitted Receivables Financing on terms (other than terms relating to pricing or reserve percentages or similar financial terms) satisfactory to the Administrative Agent (it being understood that such Available Receivables shall exclude all Receivables that have become Transferred Receivables (as defined in the applicable Security Agreement) at the time of, or prior to, such termination of the Effective Date Receivables Financing); provided that Available Inventory attributable to Raw Materials Inventory may not account for more than 60% of the Available Inventory.  Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Collateral Agent in its Permitted Discretion; provided that any such changes in such standards shall be effective five Business Days after delivery of notice thereof to the Borrower; and provided, further that the Collateral Agent shall not increase advance rates above the percentages specified in the definitions of “Available Inventory” and “Available Receivables”, or standards of eligibility from those specified herein in a manner that causes the Borrowing Base to be increased, except pursuant to an amendment effected in accordance with Section 9.02.

“Borrowing Base Certificate” means a certificate, duly executed and certified as accurate and complete by a Financial Officer of the Borrower, appropriately completed and substantially in the form of Exhibit D-1 (or, at any time when such certificate is required to be delivered on a bi-weekly or weekly basis pursuant to Section 5.01(b), substantially in the form of Exhibit D-2) together with all attachments and supporting documentation (i) as contemplated thereby, (ii) as outlined on Schedule 1 to Exhibit D-1 and (iii) as reasonably requested by the Collateral Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

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“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries for the purpose of maintaining or replacing an existing capital asset that are (or would be) set forth as capital expenditures in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person.  The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” has the meaning specified in the Borrower Security Agreement.

“Change in Control” means the occurrence of any of the following:

(a)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;

(b)           individuals who constituted the board of directors of the Borrower at any given time (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower as approved by a vote of 66-2/3% of the directors of the Borrower then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(c)           the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

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(d)           the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender or the LC Issuing Bank (or, for purposes of Section 2.20, by any lending office of such Lender or by such Lender’s or the LC Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date; provided however, that notwithstanding anything therein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, requirements or directives thereunder or enacted, adopted or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, promulgated or implemented.

“Co-Documentation Agent” means each of Barclays Bank PLC, PNC Bank, National Association and The Bank of Nova Scotia, in its capacity as co-documentation agent in respect of this Agreement.

“Co-Syndication Agent” means each of Bank of America, N.A. and Citizens Bank of Pennsylvania, in its capacity as syndication agent in respect of this Agreement.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Access Agreement” means an agreement substantially in the form of Exhibit F-1 or Exhibit F-2.

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“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Collateral and Guarantee Requirement” means the requirement that:

(a)           the Administrative Agent (i) shall have received a counterpart of the applicable Security Agreement duly executed and delivered by JPMorgan Chase Bank, N.A., as Collateral Agent, and (ii) shall have received from each Credit Party a counterpart of the applicable Security Agreement duly executed and delivered on behalf of such Credit Party;

(b)           with respect to each Subsidiary Guarantor, (i) the Administrative Agent shall have received a Subsidiary Guarantee Agreement duly executed and delivered on behalf of such Subsidiary Guarantor, and (ii) the conditions set forth in clauses (b) and (c) of Section 4.01 shall have been satisfied with respect to such Subsidiary Guarantor;

(c)           all documents and instruments, including Uniform Commercial Code financing statements (if any), required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(d)           each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(e)           each Credit Party shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, (ii) with respect to each Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.15 and (iii) with respect to any substitute Lender or an assignee that becomes a Lender pursuant to Section 2.24 or 9.04, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 9.04, in each case as such amount may be changed from time to time pursuant to Section 2.09 or 9.04; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.

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“Commitment Schedule” means the Commitment Schedule attached hereto.

“Consolidated Cash Interest Expense” means, for any period, the amount by which:

(a)           the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period, in respect of Debt of the Borrower or any Subsidiary, that is required under GAAP to be capitalized rather than included in consolidated interest expense for such period and (iii) to the extent not included in cash interest expense for such period pursuant to subclause (i) of this clause (a), cash payments (if any) made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, exceeds

(b)           the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discount or accrued interest payable in kind for such period and (iii) the interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) any non-cash losses or expenses from any unusual, extraordinary or otherwise non-recurring items and (f) aggregate foreign exchange losses, and minus (x) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items, and (y) aggregate foreign exchange gains; in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP and in the case of items (a) through (f) and items (x) through (y), to the extent such amounts were included in the calculation of net income.  For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition of an operating business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

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“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments required to be made during the succeeding period of 12 consecutive months in respect of Long-Term Debt of the Borrower and its Subsidiaries (except payments required to be made by the Borrower or any Subsidiary to the Borrower or any Subsidiary), (c) Restricted Payments made in cash during such period and (d) if during such period any outstanding Debt of the Excluded Subsidiary is Guaranteed by the Borrower or any Subsidiary, the amounts which would have been included in (a) and (b) above for such period in respect of such Debt if the Excluded Subsidiary were a Subsidiary (but only to the extent that such Debt is Guaranteed by the Borrower or any Subsidiary).

“Consolidated Interest Expense” means, for any period, the amount by which:

(a)           the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (ii) any interest accrued during such period, in respect of Debt of the Borrower or any Subsidiary, that is required under GAAP to be capitalized rather than included in consolidated interest expense for such period, exceeds

(b)           the interest income (not including foreign exchange gains and losses) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Borrower and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable, (ii) current maturities of Long-Term Debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other intangibles, all as set forth in the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries delivered to the Administrative Agent, computed and consolidated in accordance with GAAP.

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“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes”  means the Borrower’s Senior Convertible Notes due May 15, 2014 or any refinancing thereof to a maturity date earlier than the 91st day after the Termination Date.

“Credit Exposure”  means, with respect to any Lender at any time, (i) the amount of its Commitment if in existence at such time or (ii) the sum of the aggregate outstanding principal amount of its Loans and the amount of its LC Exposure at such time if its Commitment is not then in existence.

“Credit Parties” means the Borrower and the Subsidiary Guarantors.

“Debt” of any Person means, without duplication:

(a)           all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)           all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)           all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f)           all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g)           all Guarantees by such Person of Debt of others,

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(h)           all Capital Lease Obligations of such Person,

(i)           all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j)           all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise,

(k)           the aggregate amount advanced by buyers or lenders with respect to all Permitted Receivables Financings, net of repayments or recoveries through liquidation of the assets transferred pursuant to such Permitted Receivables Financing, and

(l)           all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (a) to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor, and (b) in the case of general partnerships where the interest is held by a Subsidiary with no other significant assets.

Notwithstanding the foregoing, the term “Debt” will exclude obligations that are no longer outstanding under the applicable indenture or instruments therefor.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Subsidiary of any business, the term “Debt” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due.

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“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Lender” means any Lender party to the Existing Credit Agreement but not listed in the Commitment Schedule.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Amended Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Amended Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit under this Amended Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) other than via an Undisclosed Administration, has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event.

“Derivative Obligations” has the meaning specified in Section 1 of the Borrower Security Agreement.

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.05(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.05(a).

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“Dilution Reserve” means a reserve amount to be determined by the Collateral Agent in its Permitted Discretion upon the completion of collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office, branch or affiliate as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Downgraded Lender” means any Lender that (a) has a rating that is not an Investment Grade Rating from Moody’s, S&P or an investment grade rating from another nationally recognized rating agency or (b) is a Subsidiary of a Person that is the subject of a bankruptcy, insolvency or similar proceeding.  For the avoidance of doubt, a Lender that is not rated by Moody’s, S&P or another nationally recognized rating agency shall not constitute a Downgraded Lender.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Effective Date Receivables Financing” means the Permitted Receivables Financing of the Borrower that is in effect on the Effective Date, as amended, supplemented, modified or replaced from time to time (subject to Section 5.11 hereof), and as such receivables financing may be renewed, extended, rolled over or replaced on substantially the same terms as are in effect on the Effective Date.

“Eligible Designee” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Eligible Finished Goods Inventory” means all Finished Goods Inventory that is Eligible Inventory.

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“Eligible Inventory” means at any date of determination thereof, the aggregate value (as reflected on the plant level records of the Borrower or any other Credit Party and consistent with the Borrower’s or such other Credit Party’s current and historical accounting practices whereby manufactured items are valued at pre-determined costs and purchased items are valued at rolling average actual cost) at such date of all Qualified Inventory owned by any Credit Party and located in any jurisdiction in the United States of America, as to which Qualified Inventory appropriate UCC financing statements have been filed naming such Credit Party as “debtor” and JPMorgan Chase Bank, N.A. as Collateral Agent, as “secured party” (or in the case of any Credit Party organized outside of the United States of America, located in any jurisdiction as to which arrangements reasonably satisfactory to the Collateral Agent have been made to ensure the perfection of the Lenders’ security interest in such Qualified Inventory) adjusted on any date of determination to exclude, without duplication, all Qualified Inventory that is Ineligible Inventory, minus all Valuation Reserves.

“Eligible Raw Materials Inventory” means all Raw Materials Inventory that is Eligible Inventory.

“Eligible Receivables” means at any date of determination thereof, the aggregate value (determined on a basis consistent with GAAP and the Borrower’s or any other Credit Party’s then current and historical accounting practices) of all Qualified Receivables of the Borrower or any other Credit Party, net of (x) any amounts in respect of sales, excise or similar taxes included in such Receivables and (y) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding available or claimed (calculated without duplication of deductions taken pursuant to the exclusion of Ineligible Receivables), adjusted on any date of determination to exclude, without duplication, all Qualified Receivables that are Ineligible Receivables.

“Eligible Semi-Finished Goods and Scrap Inventory” means all Semi-Finished Goods and Scrap Inventory that is Eligible Inventory.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) failure to satisfy the applicable minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by notice to the Borrower and the Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at a Eurodollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Eurodollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of an Adjusted LIBO Rate.

“Events of Default” has the meaning specified in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

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“Excluded Subsidiary” means Chicago Lakeside Development LLC.

“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

(a)           income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that such jurisdiction within the United States imposes such taxes solely in connection with such Lender Party’s enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located;

(b)           any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a); and

(c)           in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.22(e).

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an Assignment made to such Foreign Lender at the Borrower’s request pursuant to Section 2.19, (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.22(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Existing Credit Agreement” has the meaning set forth in the first recital of this Agreement.

“Existing Letters of Credit” means the letters of credit issued prior to the Effective Date pursuant to the Existing Credit Agreement, as identified on Schedule 2.16.

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“Facility Availability” means, at any time, an amount equal to (i) the lesser of (x) the aggregate amount of the Lenders’ Commitments at such time and (y) the Borrowing Base, at such time, less (ii) the Total Outstanding Amount at such time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

“Financing Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the creation of Liens pursuant to the Security Documents.

“Finished Goods Inventory” means finished goods to be sold by a Credit Party in the ordinary course of business, including plates, finished tubes, tin plates and finished sheets, but excluding Semi-Finished Goods and Scrap Inventory and Raw Materials Inventory.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” means the ratio of (a) (i) Consolidated EBITDA less (ii) the sum of (A) any Capital Expenditure during such period (excluding any such Capital Expenditure to the extent made with proceeds of (x) insurance covering such capital asset, (y) any taking under the power of eminent domain or by condemnation or similar proceeding of such capital asset or (z) Capital Lease Obligations incurred to make such Capital Expenditure or other Debt (other than revolving Debt) incurred to make such Capital Expenditure and secured by a Lien on such capital asset) and (B) income tax expense of the Borrower and its Subsidiaries paid in cash during such period to (b) Consolidated Fixed Charges, in each case for the period of the most recent four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01, taken as one accounting period.  If during such period of four consecutive Fiscal Quarters, the Borrower or any Subsidiary shall have made an acquisition or a disposition of an operating business, the Fixed Charge Coverage Ratio for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

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“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group of Loans” or “Group” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time and (ii) all Eurodollar Loans having the same Interest Period at such time.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Industrial Revenue Bond Obligations” means an obligation to a state or local government unit that secures the payment of bonds issued by a state or local government unit or any Debt incurred to refinance, in whole or in part, such obligations.

“Ineligible Inventory” means all Qualified Inventory described in one or more of the following clauses, without duplication:

(a)           Qualified Inventory that is not subject to a perfected first priority Lien in favor of the Collateral Agent or that is subject to any Lien other than the Liens permitted pursuant to Section 6.01; or

(b)           Qualified Inventory that is not located at or in transit to property that is either owned or leased by any Credit Party; provided that any Qualified Inventory located at or in transit to property that is leased by the Borrower shall be deemed “Ineligible Inventory” pursuant to this clause (b) unless such Credit Party shall have delivered to the Collateral Agent a Collateral Access Agreement (or, if applicable, a landlord waiver in form and substance satisfactory to the Collateral Agent) with respect to such leased location; and provided further that any Qualified Inventory located at or in transit to a Third-Party Location shall not be deemed “Ineligible Inventory” pursuant to this clause (b) on any date of determination if (w) the value of such Qualified Inventory on such date of determination (as reflected on the plant level records of such Credit Party and consistent with such Credit Party’s current and historical accounting practices whereby manufactured items are valued at pre-determined costs and purchased items are valued at rolling average actual cost) is greater than $500,000, (x) such Credit Party shall have delivered to the Collateral Agent a Collateral Access Agreement with respect to such Third-Party Location, (y) the aggregate number of Third-Party Locations designated by such Credit Party as eligible locations in respect of which Qualified Inventory shall be excluded from “Ineligible Inventory” in reliance on this clause  (b) does not exceed 100 on such date of determination and (z) in the case of any Third Party Location owned or leased by a Borrower Joint Venture, the terms of the joint venture arrangements in respect of such Borrower Joint Venture are satisfactory to the Collateral Agent and the Lenders; or

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(c)           Qualified Inventory that is on consignment and Qualified Inventory subject to a negotiable document of title (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York); or

(d)           Qualified Inventory located on the premises of customers or vendors (other than Outside Processors); or

(e)           Qualified Inventory comprised of Finished Goods Inventory and Semi-Finished Goods and Scrap Inventory that has been written down pursuant to any Credit Party’s existing accounting procedures (as such existing accounting procedures are set forth in Schedule 1.01 hereto); provided that the scrap value of such Qualified Inventory will be included in the calculation of “Eligible Inventory”; or

(f)           Qualified Inventory that consists of maintenance spare parts; or

(g)           Qualified Inventory that is classified as supplies, and sundry in any Credit Party’s historical and current accounting records, including, but not limited to, fuel oil, coal chemicals, metal products, miscellaneous, non-LIFO inventory, store supplies, cleaning mixtures, lubricants and the like; or

(h)           Qualified Inventory that is billed not shipped Inventory; or

(i)           Qualified Inventory considered non-conforming, which shall mean, on any date, all inventory classified as “non-prime” or “seconds” or other “off-spec” Inventory, to the extent that such Qualified Inventory exceeds 3% of Total Qualified Inventory; provided that the scrap value of such Qualified Inventory shall be included in the calculation of Eligible Inventory.  For purposes of this clause (i), “Total Qualified Inventory” means all Raw Materials Inventory, Finished Goods Inventory and Semi-Finished Goods and Scrap Inventory; or

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(j)           Qualified Inventory that is not located in the United States other than Qualified Inventory located in any jurisdiction as to which arrangements reasonably satisfactory to the Collateral Agent have been made to ensure the perfection of the Lenders’ security interest in such Qualified Inventory; or

(k)           Qualified Inventory that is not owned solely by a Credit Party, or as to which a Credit Party does not have good, valid and marketable title thereto; or

(l)           intercompany profit included in the value of Qualified Inventory; or

(m)           Qualified Inventory that consists of scale, slag and other by-products; or

(n)           Qualified Inventory that consists of raw materials other than iron ore, coke, coal, scrap, limestone, other alloys and fluxes; or

(o)           Qualified Inventory that does not otherwise conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

(p)           depreciation included in the value of Qualified Inventory; or

(q)           non-production costs included in the value of Qualified Inventory;

(r)           slabs that are more than two months old and other semi-finished and finished goods that are more than eight months old; provided that the scrap value of such inventory shall be included in the calculation of Eligible Inventory; or

(s)           such other Qualified Inventory as may be deemed ineligible by the Collateral Agent from time to time in its Permitted Discretion.

“Ineligible Receivables” shall be determined by the Collateral Agent in its Permitted Discretion upon the completion of collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing and shall include such ineligibles based on traditional asset based lending concepts, and any other ineligibles as may be deemed appropriate by the Collateral Agent in its Permitted Discretion.

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“Intercreditor Agreement” means the Intercreditor Agreement dated as of June 12, 2009 by and among PNC Bank, National Association, as funding agent, The Bank of Nova Scotia, as funding agent and as receivables collateral agent, J.P. Morgan Chase Bank, as collateral agent, U.S. Steel Receivables LLC, as transferor, and United States Steel Corporation, as originator, as initial servicer and as borrower.

“Interest Period” means, with respect to each Eurodollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c)           no Interest Period may end after the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Inventory” has the meaning set forth in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“LC Disbursement” means a payment made by the LC Issuing Bank in respect of a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time will be its Percentage of the total LC Exposure at such time.

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“LC Issuing Bank” means JPMorgan Chase Bank and any other Lender acceptable to the Administrative Agent and the Borrower that may agree in its sole discretion to issue letters of credit hereunder, in each case in its capacity as an issuer of a Letter of Credit, and their respective successors in such capacity as provided in Section 2.16(i).  The LC Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “LC Issuing Bank” shall include each such Affiliate with respect to Letters of Credit issued by it.

“LC Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the LC Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the LC Issuing Bank pursuant to Section 2.16(e).

“Lender Affiliate” means, with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Lender Parties” means the Lenders, the LC Issuing Bank and the Agents.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.  Unless the context requires otherwise, the term “Lenders” includes the LC Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means the sum of (i) the Borrower’s domestic cash and cash equivalents (excluding any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses), (ii) Facility Availability and (iii) the undrawn availability under the Effective Date Receivables Financing.

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“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, any promissory note issued by the Borrower pursuant to Section 2.17(d), the Security Documents and each Subsidiary Guarantee Agreement.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Long-Term Debt” means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Mark-to-Market Value” has the meaning specified in the Borrower Security Agreement.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Debt” means Debt (other than (i) obligations in respect of the Loans and Letters of Credit and (ii) Debt owed by the Borrower or one of its Subsidiaries solely to the Borrower or another Subsidiary of the Borrower), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any enforceable netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time in circumstances in which the Borrower or such Subsidiary was the defaulting party.

“Maximum Facility Availability” means an amount equal to the lesser of (x) the aggregate amount of the Lenders’ Commitments on such date and (y) the Borrowing Base on such date.

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“Minimum Liquidity Amount” means, (i) $350,000,000, if the aggregate outstanding principal amount of the Convertible Notes on any date of determination is $350,000,000 or greater or (ii) otherwise, $175,000,000 (in each case of clause (i) or (ii), including Facility Availability of at least $145,000,000).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.07.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outside Processor” means any Person that provides processing services with respect to Qualified Inventory owned by a Credit Party and on whose premises Qualified Inventory is located, which premises are neither owned nor leased by such Credit Party.

“Participants” has the meaning specified in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.25 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Percentages will be determined based on the Commitments most recently in effect, adjusted to give effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Perfection Certificate” means a certificate in the form of Exhibit A to the applicable Security Agreement or any other form approved by the Administrative Agent.

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“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens” means:

(a)           Liens imposed by law or regulation for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(d)           Liens or deposits to secure the performance of bids, trade contracts, leases, Hedging Agreements, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker’s liens or rights of set-off or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e)           Liens arising in the ordinary course of business in favor of issuers of documentary letters of credit;

(f)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article 7; and

(g)           easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or regulation or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property for its current use or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Liens” shall not include any Lien that secures Debt.

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“Permitted Receivables Financing” means any receivables securitization program or other type of accounts receivable financing transaction by the Borrower or any of its Subsidiaries; provided that substantially all Debt incurred in connection therewith (other than Debt of a Special Purpose Financing Subsidiary) arises from a transfer of accounts receivable which is intended by the parties thereto to be treated as a sale.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Prevailing Eastern Time” means “eastern standard time” as defined in 15 USC §263 as modified by 15 USC §260a.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Qualified Inventory” means all Raw Materials Inventory, Semi-Finished Goods and Scrap Inventory and Finished Goods Inventory held by a Credit Party in the normal course of business and owned solely by such Credit Party (per plant level records whereby manufactured items are valued at pre-determined costs and purchased items are valued at rolling average actual cost).

“Qualified Receivables” means all Receivables that are directly created by a Credit Party in the ordinary course of business arising out of the sale of Inventory by such Credit Party, which are at all times acceptable to the Collateral Agent in all respects in the exercise of its reasonable judgment and the customary credit policies of the Collateral Agent.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Rating Agency” means each of S&P and Moody’s.

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“Raw Materials Inventory” means any raw materials used or consumed in the manufacture or production of other inventory including, without limitation, iron ore and sinter, coke, coal, limestone and other alloys and fluxes, but excluding steel scrap and iron scrap (it being understood that steel scrap and iron scrap shall be included in Inventory not constituting “Raw Materials”).

“Receivables” means any account or payment intangible (each as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) and any other right, title or interest which, in accordance with GAAP, would be included in receivables on a consolidated balance sheet of the Borrower.

“Receivables Purchase Agreement” means the Second Amended and Restated Receivables Purchase Agreement dated as of September 27, 2006 among U.S. Steel Receivables LLC, as seller, the Borrower, as initial servicer and in its individual capacity, The Bank of Nova Scotia, as collateral agent, the CP conduit purchasers, committed purchasers, funding agents and LC banks, and the various other Persons from time to time party thereto, as amended, supplemented or modified from time to time (subject to Section 5.11 hereof), entered into in connection with the Effective Date Receivables Financing.

“Register” has the meaning specified in Section 9.04(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate Credit Exposures at such time, in each case exclusive of Defaulting Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower (including, for this purpose, any payment in respect of any Equity Interest under a Synthetic Purchase Agreement).

“Revolving Credit Period” means the period from and including the Effective Date to, but excluding, the Termination Date.

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“S&P” means Standard & Poor’s.

“SEC” means the United States Securities and Exchange Commission.

“Secured Derivative Obligations” has the meaning specified in Section 1 of the Borrower Security Agreement.

“Secured Obligations” has the meaning specified in Section 1 of the Borrower Security Agreement.

“Secured Parties” has the meaning specified in Section 1 of the Borrower Security Agreement.

“Security Agreement” means each of the Borrower Security Agreement and each other security agreement between any Subsidiary Guarantor and the Collateral Agent as required pursuant to the Collateral and Guarantee Requirement, substantially in the form of Exhibit C.

“Security Documents” means each Security Agreement, the Intercreditor Agreement and each other security agreement, instrument or document executed and delivered pursuant to Section 5.10 to secure any of the Secured Obligations.

“Semi-Finished Goods and Scrap Inventory” means semi-finished goods produced by a Credit Party in the ordinary course of business, including slabs, blooms, coiled strip, black plate, sheets hot rolled and cold rolled, unfinished tubes, scrap and pig iron.

“Senior Debt Rating” means a rating of the Borrower’s senior long-term debt that is not secured or supported by a guarantee, letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

“Significant Subsidiary” means any Subsidiary Guarantor and any subsidiary of the Borrower, whether now or hereafter owned, formed or acquired that, at the time of determination is a “significant subsidiary” of the Borrower, as such term is defined on the date of this Agreement in Regulation S-X of the SEC (a copy of which is attached as Exhibit G).

“Special Purpose Financing Subsidiary” means a Subsidiary of the Borrower that is a special-purpose company created and used solely for purposes of effecting a Permitted Receivables Financing.

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“Specified Lender” means a Defaulting Lender or a Downgraded Lender.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages will include those imposed pursuant to such Regulation D.  Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person; provided that the Excluded Subsidiary shall not be considered a Subsidiary of the Borrower.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  By way of clarification and not limitation, consolidated Subsidiaries do not include variable interest entities—i.e., entities subject to consolidation according to the provisions of the Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities” as revised.

“Subsidiary Guarantee Agreement” means a guarantee agreement substantially in the form of Exhibit E hereto.

“Subsidiary Guarantor” means any Subsidiary that the Borrower elects to cause to become a Subsidiary Guarantor by fulfilling the Collateral and Guarantee Requirement unless such Subsidiary Guarantor ceases to be a Subsidiary Guarantor pursuant to the terms of its Subsidiary Guarantee Agreement and the Security Documents.

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“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or a Subsidiary is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than the Borrower or a Subsidiary, of any Equity Interest or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or its Subsidiaries (or their heirs or estates) will be deemed to be a Synthetic Purchase Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the fifth anniversary of the Effective Date.

“Third-Party Location” means any property that is either owned or leased by (a) a Third-Party Warehouseman, (b) an Outside Processor or (c) a Borrower Joint Venture.

“Third-Party Warehouseman” means any Person on whose premises Qualified Inventory is located, which premises are neither owned nor leased by a Credit Party, any customer of or vendor to a Credit Party, or an Outside Processor.

“Total Outstanding Amount” means, at any date, the sum of the aggregate outstanding principal amount of all Loans plus the aggregate LC Exposures of all Lenders at such date.

“Transaction Liens” means the Liens on Collateral granted by the Borrower under the Security Documents.

“Undisclosed Administration” means in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed; provided that, for the avoidance of doubt, at any time that such appointment is publicly disclosed, such appointment shall no longer be considered an Undisclosed Administration.

“United States” means the United States of America.

“Valuation Reserves” means the sum of the following:

(a)           a favorable variance reserve for variances between pre-determined cost and actual costs;

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(b)           a calculated revaluation reserve, as determined by the Collateral Agent in its Permitted Discretion;

(c)           a reserve for costs incurred at headquarters which are allocated to Inventory;

(d)           a lower of cost or market reserve which includes all Inventory sold for less than pre-determined cost as deemed appropriate by the Collateral Agent in its Permitted Discretion;

(e)           a reserve for iron ore transportation costs, as determined by the Collateral Agent in its Permitted Discretion; and

(f)           such other reserves as may be deemed appropriate by the Collateral Agent from time to time in its Permitted Discretion.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.  Types of Borrowing.  The term “Borrowing” denotes (i) the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans.  Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Eurodollar Borrowing” is a Borrowing comprised of Eurodollar Loans).

Section 1.03.  Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04.  Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof with respect to any provision hereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to make a similar request), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or the applicable provision of this Agreement is amended in accordance herewith.

ARTICLE 2
The Credits

Section 2.01.  Commitments to Lend.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made: (i) the sum of the aggregate outstanding principal amount of such Lender’s Loans plus the aggregate amount of such Lender’s LC Exposure shall not exceed its Commitment and (ii) the Total Outstanding Amount shall not exceed the Maximum Facility Availability.  Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that (x) any such Borrowing may be in the aggregate amount available within the limitations in the foregoing proviso and (y) any Base Rate Borrowing pursuant to Section 2.16(e) may be in the amount specified therein) and shall be made from the several Lenders ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow under this Section 2.01.

Section 2.02.  Notice of Committed Borrowing.  The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than (x) Noon (Prevailing Eastern Time) on the date of each Base Rate Borrowing and (y) 11:00 A.M. (Prevailing Eastern Time) on the third Business Day before each Eurodollar Borrowing, specifying:

(a)      the date of such Borrowing, which shall be a Business Day,

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(b)      the aggregate amount of such Borrowing,

(c)      whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans, and

(d)      in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03.  Reserved.

Section 2.04.  Notice to Lenders; Funding of Loans.  (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)      Not later than 2:00 P.M. (Prevailing Eastern Time) on the date of each Borrowing, each Lender shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c)      If any Lender makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.13, as the case may be.

(d)      Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 or (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

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Section 2.05.  Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Termination Date.

Section 2.06.  Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Rate for such day plus the Base Rate for such day.  Such interest shall be payable quarterly in arrears on each Quarterly Payment Date.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Applicable Rate for such day plus the Base Rate for such day.

(b)      Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Rate for such day plus the Adjusted LIBO Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

“Adjusted LIBO Rate” means, with respect to any Group of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to (a) the London Interbank Offered Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“London Interbank Offered Rate” applicable to any Interest Period means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” applicable to such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

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(c)      Any overdue principal of or interest on any Eurodollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Rate for such day plus the Adjusted LIBO Rate applicable to such Loan on the day before such payment was due and (ii) the Applicable Rate for such day plus the result obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by multiplying (x) the rate per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment are offered by the principal London office of the Administrative Agent in the London interbank market for the applicable period determined as heretofore provided by (y) the Statutory Reserve Adjustment (or, if the circumstances described in Section 2.19 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

(d)      The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07.  Method of Electing Interest Rates.  (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and Section 2.19), as follows:

(i)      if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)      if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day or to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 2.21 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

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Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (Prevailing Eastern Time) on the third Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans).  If no such notice is timely received before the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b)      Each Notice of Interest Rate Election shall specify:

(i)    the Group of Loans (or portion thereof) to which such notice applies;

(ii)   the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a);

(iii)  if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)  if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)      Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a), the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)      The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if (i) the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

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(e)      If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

(f)      A conversion or continuation pursuant to this Section 2.07 is not a Borrowing.

Section 2.08.  Fees.  (a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at (i) 0.375% per annum on the average daily unused amount of the Commitment of such Lender if the average daily usage exceeds 331/3% of the aggregate Commitments and (ii) otherwise, 0.50% per annum, during the period from and including the Effective Date to the date on which such Commitment terminates.  All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Lender’s Commitment will be deemed to be used to the extent of its outstanding Loans and LC Exposure.  If at any time, the Borrower’s Senior Debt Rating is higher than Ba2 by Moody’s and BB by S&P, the percentages per annum used to calculate the commitment fee pursuant to this Section 2.08(a) shall be reduced by 12.5 basis points.

(b)      Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Rate on Eurodollar Loans for such day and (ii) to each LC Issuing Bank for its own account, a letter of credit fronting fee in an amount equal to 0.125% per annum accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such LC Issuing Bank.

(c)      Payments.  Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the date hereof, and upon the date of termination of the Commitments in their entirety (or, if later, the date on which the aggregate amount of the Credit Exposures is reduced to zero).

Section 2.09.  Optional Termination or Reduction of Commitments.  (a) The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letters of Credit or LC Reimbursement Obligations are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.

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(b)      Promptly after receiving a notice of termination or reduction pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s ratable share of any such reduction, and such notice shall not thereafter be revocable by the Borrower.

Section 2.10.  Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Termination Date.

Section 2.11.  Optional and Mandatory Prepayments.  (a) Subject in the case of any Group of Eurodollar Loans to Section 2.21, the Borrower may, upon at least one Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three Business Days’ notice to the Administrative Agent, prepay any Group of Eurodollar Loans, in each case in whole at any time, or from time to time in part, in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

(b)      If at any date the Total Outstanding Amount exceeds the Maximum Facility Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Loans (or, if no Loans are outstanding, deposit cash in a Cash Collateral Account to cash collateralize LC Exposures) in an amount equal to such excess until the Total Outstanding Amount, net of the amount of cash collateral deposited in the Cash Collateral Account, does not exceed the Maximum Facility Availability.

(c)      Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12.  Reserved.

Section 2.13.  Computation of Interest and Fees.  Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14.  Reserved.

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Section 2.15.  Increased Commitments; Additional Lenders.  (a) From time to time subsequent to the Effective Date, the Borrower may, upon at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments by an amount not to exceed $200,000,000 (the amount of any such increase, the “Increased Commitments”).  Each Lender party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.  The failure of a Lender to respond to the Borrower’s request for an increase shall be deemed a rejection of the Borrower’s request by such Lender.

(b)      If any Lender party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may, within 10 days of the Lender’s response (or deemed response), designate one or more of the existing Lenders or other financial institutions acceptable to the Administrative Agent and the Borrower (which consent of the Administrative Agent shall not be unreasonably withheld or delayed) which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments, and the increases in the Commitments of the existing Lenders and the Commitments of the Additional Lenders made pursuant to this subsection (b) shall be on the same terms (including upfront fees) as were offered to the Lenders pursuant to Section 2.15(a) or on terms more advantageous to the Borrower.

(c)      Reserved.

(d)      Any increase in the Commitments pursuant to this Section 2.15 shall be subject to satisfaction of the following conditions:

(i)       immediately before and after giving effect to such increase, all representations and warranties contained in Article 3 shall be true;

(ii)      immediately before and after giving effect to such increase, no Default shall have occurred and be continuing; and

(iii)     after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to Section 2.15(a) shall not exceed $200,000,000.

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(e)      An increase in the aggregate amount of the Commitments pursuant to this Section 2.15 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

(f)      Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.15 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Eurodollar Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 4, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in the proportion its respective Commitment bears to the aggregate Commitments after giving effect to such increase.

Section 2.16.  Letters of Credit.  (a) General.  On the Effective Date, the LC Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each of the Lenders, and each of the Lenders shall be deemed, without further action by any party hereto, to have purchased from the LC Issuing Bank, a participation (on the terms specified in this Section) in each Existing Letter of Credit equal to such Lender’s Percentage thereof.  Concurrently with such sale, the participations sold to the Existing Lenders pursuant to the terms of the Existing Credit Agreement shall be automatically cancelled without further action by any of the parties hereto.  Each Lender acknowledges and agrees that its obligation to acquire participations in Existing Letters of Credit pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each payment by a Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the LC Issuing Bank, from time to time during the Revolving Credit Period.  If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

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(b)      Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuing Bank) to the LC Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.16(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the LC Issuing Bank, the Borrower also shall submit a letter of credit application on the LC Issuing Bank’s standard form (with such changes as are agreed by such LC Issuing Bank and the Borrower) in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $350,000,000 and (ii) the Total Outstanding Amount will not exceed the Maximum Facility Availability on such date.

(c)      Expiration Date.  Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days before the Termination Date; provided that a Letter of Credit may have an expiry date later than that otherwise permitted by this clause (ii) so long as all LC Exposures with respect to such Letter of Credit are cash collateralized not later than the fifth Business Day prior to the Termination Date in the manner specified in subsection (j).

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(d)      Participations.  Effective upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuing Bank or the Lenders, the LC Issuing Bank grants to each Lender, and each Lender acquires from the LC Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn thereunder.  Pursuant to such participations, each Lender agrees to pay to the Administrative Agent, for the account of the LC Issuing Bank, such Lender’s Percentage of (i) each LC Disbursement made by the LC Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.16(e) and (ii) any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)      Reimbursement.  If the LC Issuing Bank makes any LC Disbursement under a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Administrative Agent not later than 2:00 P.M. (Prevailing Eastern Time) on the day that such LC Disbursement is made, if the Borrower receives notice of such LC Disbursement before 10:00 A.M., Prevailing Eastern Time, on such day, or, if such notice has not been received by the Borrower before such time on such day, then not later than Noon (Prevailing Eastern Time) on (i) the Business Day that the Borrower receives such notice, if such notice is received before 10:00 A.M. (Prevailing Eastern Time) on the day of receipt, or (ii) the next Business Day, if such notice is not received before such time on the day of receipt; provided that, if such LC Disbursement is at least $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be made with the proceeds of a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof.  Promptly after it receives such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrower, in the same manner as is provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04(d) shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuing Bank the amounts so received by it from the Lenders.  If a Lender makes a payment pursuant to this subsection to reimburse the LC Issuing Bank for any LC Disbursement (other than by funding Base Rate Loans as heretofore contemplated), (i) such payment will not constitute a Loan and will not relieve the Borrower of its obligation to reimburse such LC Disbursement and (ii) such Lender will be subrogated to its pro rata share of the LC Issuing Bank’s claim against the Borrower for such reimbursement.  Promptly after the Administrative Agent receives any payment from the Borrower pursuant to this subsection, the Administrative Agent will distribute such payment to the LC Issuing Bank or, if Lenders have made payments pursuant to this subsection to reimburse the LC Issuing Bank, then to such Lenders and the LC Issuing Bank as their interests may appear.

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(f)      Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.16(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the LC Issuing Bank and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuing Bank; provided that the foregoing shall not excuse the LC Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In the absence of gross negligence or willful misconduct on the part of the LC Issuing Bank (as finally determined by a court of competent jurisdiction), the LC Issuing Bank shall be deemed to have exercised care in each such determination.  Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuing Bank may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

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(g)      Disbursement Procedures.  The LC Issuing Bank shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The LC Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse the LC Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)      Interim Interest.  Unless the Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.16(e), then such amount shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.  Interest accrued pursuant to this subsection shall be for the account of the LC Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Lender reimburses the LC Issuing Bank for a portion of such LC Disbursement pursuant to Section 2.16(e) shall be for the account of such Lender.

(i)      Replacement of LC Issuing Bank.  The LC Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuing Bank and the successor LC Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement.  At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuing Bank pursuant to Section 2.08(b).  On and after the effective date of any such replacement, (i) the successor LC Issuing Bank will have all the rights and obligations of the LC Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “LC Issuing Bank” will be deemed to refer to such successor or to any previous LC Issuing Bank, or to such successor and all previous LC Issuing Banks, as the context shall require.  After an LC Issuing Bank is replaced, it will remain a party hereto and will continue to have all the rights and obligations of an LC Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but will not be required to issue additional Letters of Credit.

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(j)      Cash Collateralization.  If an Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, the Borrower shall deposit in a Cash Collateral Account an amount in cash equal to 102% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7.  Any amount so deposited (including any earnings thereon) will be withdrawn from the Borrower’s Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations as they become due; provided that if at any time all Events of Default have been cured or waived, such amount, to the extent not theretofore so applied, will be returned to the Borrower upon its request.

Section 2.17. Evidence of Debt.

(a)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(b)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)      The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(d)      Any Lender may request that Loans made by it be evidenced by one or more promissory notes.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note(s) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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Section 2.18.  Change in Control.  (a) If a Change in Control of the Borrower shall occur, the Borrower will, within one Business Day after the occurrence thereof, give the Administrative Agent notice thereof, and the Administrative Agent shall promptly notify each Lender thereof.  Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change in Control and each Lender may, by notice to the Borrower and the Administrative Agent (a “Termination Notice”) given not later than ten days after the date of such Change in Control, terminate its Commitment, which shall be terminated, and declare any Loans held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such amounts shall become, due and payable, in each case on the day following delivery of such Termination Notice (or if such day is not a Business Day, the next succeeding Business Day), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)      If the Commitment of any Lender is terminated pursuant to this Section at a time when any Letter of Credit is outstanding, then (i) such Lender shall remain responsible to the LC Issuing Bank with respect to such Letter of Credit to the same extent as if its Commitment had not terminated and (ii) the Borrower shall pay to such Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to such Lender) equal to such Lender’s Percentage of the aggregate amount available for drawing under all Letters of Credit outstanding at such time.

Section 2.19.  Alternate Rate of Interest.  If before the beginning of any Interest Period for a Eurodollar Borrowing:

(i)       deposits in dollars in the applicable amounts are not being offered by the Administrative Agent in the London interbank market for such Interest Period; or

(ii)      Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

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the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue to convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 2.20.  Increased Costs.  (a) If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the LC Issuing Bank; or

(ii)      impose on any Lender or the LC Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or the LC Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by such Lender or the LC Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)      If any Lender or the LC Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuing Bank’s capital or on the capital of such Lender’s or the LC Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuing Bank, to a level below that which such Lender or the LC Issuing Bank or such Lender’s or the LC Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuing Bank’s policies and the policies of such Lender’s or the LC Issuing Bank’s holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

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(c)      A certificate of a Lender or the LC Issuing Bank setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that such Lender has complied with its obligations pursuant to Section 2.24 hereof in an effort to eliminate or reduce such amount.  The Borrower shall pay such Lender or the LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Failure or delay by any Lender or the LC Issuing Bank to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or the LC Issuing Bank pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor.  However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period heretofore referred to will be extended to include the period of retroactive effect thereof.

Section 2.21.  Break Funding Payments.  If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default or a Change in Control), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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Section 2.22. Taxes.  (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)      In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.  If the Borrower has indemnified any Lender Party pursuant to this Section 2.22(c), such Lender Party shall take such steps as the Borrower shall reasonably request (at the Borrower’s expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.22(c) unless, in the judgment of such Lender Party, such action (i) would not subject such Lender Party to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to such Lender Party.

(d)      As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e)      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  If any such Foreign Lender becomes subject to any Tax because it fails to comply with this subsection as and when prescribed by applicable law, the Borrower shall take such steps (at such Foreign Lender’s expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

Section 2.23.  Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.  (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or reimbursement of LC Disbursements, or amounts payable under Section 2.20, 2.21 or 2.22(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 2:00 P.M. (Prevailing Eastern Time)), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the LC Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.20, 2.21, 2.22 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof.  Whenever any payment of principal of, or interest on, Base Rate Loans or of fees shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, Eurodollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  All payments under each Loan Document shall be made in dollars.

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(b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)      If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)      Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it.  In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e)      If any Lender fails to make any payment required to be made by it to the Administrative Agent or the LC Issuing Bank pursuant to this Agreement, the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such obligations until all such unsatisfied obligations are fully paid.

Section 2.24.  Lender’s Obligation to Mitigate; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.24(a) unless, in the judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.20 or 2.22, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If any Lender requests compensation under Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, or if any Lender is a Specified Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the LC Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.22, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

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Section 2.25.  Defaulting Lenders.  If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.08(a);

(b)      the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 9.02);

(c)      if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)       so long as no Default or Event of Default shall have occurred and be continuing, LC Exposure of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)      if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent either (x) procure the reduction or termination of the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) cash collateralize for the benefit of the LC Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding;

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(iii)     if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)     to the extent that the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.08(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and

(v)      if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuing Bank until and to the extent that such LC Exposure is reallocated, reduced, terminated and/or cash collateralized; and

(d)      so long as such Lender is a Defaulting Lender, the LC Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Defaulting Lender’s then outstanding LC Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized in accordance with Section 2.25(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.25(c)(i) (and such Defaulting Lender shall not participate therein).

If the LC Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, the LC Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless the LC Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the LC Issuing Bank to defease any risk to the LC Issuing Bank in respect of such Lender hereunder relating to LC Exposure.

In the event that the Administrative Agent, the Borrower and the LC Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Percentage; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.25(c)(iv) and (c)(v).

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ARTICLE 3
Representations and Warranties

The Borrower represents and warrants to the Lender Parties that:

Section 3.01. Organization; Powers.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, except in the case of Subsidiaries to an extent that, in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 3.02.  Authorization; Enforceability.  The Financing Transactions to be entered into by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts.  The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.

Section 3.04. Financial Statements; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders the Borrower’s 2010 Form 10-K containing the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010 and the related consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and its consolidated results of operations and cash flows for such period in accordance with GAAP.

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(b)      Except as set forth in the Borrower’s 2010 Form 10-K or the Borrower’s Latest Form 10-Q there has been no Material Adverse Change since December 31, 2010.

Section 3.05.  Litigation and Environmental Matters.  (a) Except as set forth in the Borrower’s 2010 Form 10-K or the Borrower’s Latest Form 10-Q, as filed with the SEC pursuant to the Exchange Act, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any of its Subsidiaries or of which the Borrower has otherwise received official notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Change or (ii) that involves any of the Loan Documents or the Financing Transactions.

(b)      Except as set forth in the Borrower’s 2010 Form 10-K or the Borrower’s Latest Form 10-Q, the Borrower does not presently anticipate that remediation costs and penalties associated with any Environmental Law, to the extent not previously provided for, will result in a Material Adverse Change.

Section 3.06.  Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and its Subsidiaries or (ii) the failure to pay which would not reasonably be expected to result in a Material Adverse Change).

Section 3.07. Investment Company Status.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.08.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change.

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Section 3.09.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.  All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Arranger, any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.10.  Security Documents; Subsidiary Guarantees.  The Security Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests, prior to all other Liens, other than Liens permitted under Section 6.01.  Each of the representations and warranties made by the Borrower or any Subsidiary Guarantor in the Security Documents and Subsidiary Guarantees to which it is a party is true and correct in all material respects.

Section 3.11.  Processing of Receivables. In the ordinary course of its business, each Credit Party processes its accounts receivable in a manner such that (i) each payment received by such Credit Party in respect of accounts receivables is allocated to a specifically identified invoice or invoices, which invoice or invoices corresponds to a particular account receivable owing to such Credit Party and (ii) if, at any time, less than 100% of the accounts receivable to such Credit Party are included in a Permitted Receivables Financing, payments received in respect of those accounts receivable included in a Permitted Receivables Financing would be identifiable and separable from payments received in respect of accounts receivable not so included in a Permitted Receivables Financing.

Section 3.12.  Solvency.  Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

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Section 3.13.  Collateral and Guarantee Requirement.  The Collateral and Guarantee Requirement shall have been satisfied as of the Effective Date.

ARTICLE 4
Conditions

Section 4.01.  Effective Date.  This Amended Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)      The Administrative Agent (or its counsel) shall have received counterparts hereof signed by the Borrower and each Lender (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of confirmation from such party that it has executed a counterpart hereof). Delivery of an executed counterpart of a signature page of this Amended Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Amended Agreement.

(b)      The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the General Counsel or an Assistant General Counsel of the Borrower, (i) which opinion is substantially in the form of Exhibit B and (ii) covering such other matters relating to the Borrower, the Loan Documents or the Financing Transactions as the Required Lenders shall reasonably request.  The Borrower requests such counsel to deliver such opinion.

(c)      The Administrative Agent and the Collateral Agent shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization for and validity of the Financing Transactions and any other material legal matters relating to the Borrower, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Agents and their counsel.

(d)      The Administrative Agent and the Collateral Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (b), (c) and (d) of Section 4.02.

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(e)      The Borrower shall have paid all fees and other amounts due and payable to the Departing Lenders.

(f)      The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date for which invoices have been presented to the Borrower at least three Business Days prior to the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

(g)      The Administrative Agent shall have received such confirmation as it shall reasonably require as to the continued effectiveness of the Intercreditor Agreement.

(h)      The Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.01 or have been released.

(i)      The Administrative Agent and the Collateral Agent shall have received evidence reasonably satisfactory to them that all insurance required by Section 5.05 is in effect.

(j)      The Borrower and the Collateral Agent shall have executed and delivered an amendment to the Security Agreement in the form of Exhibit I attached hereto. The Lenders hereby instruct the Collateral Agent to execute this amendment on their behalf.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amended Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) before 5:00 p.m., Prevailing Eastern Time, on August 18, 2011. Upon the Effective Date, the Existing Credit Agreement shall be automatically amended and restated to read in its entirety as set forth in this Amended Agreement; provided that the rights and obligations of the parties hereto with respect to periods prior to the Effective Date shall be governed by the Existing Credit Agreement. Upon the Effective Date, automatically and without further action by any party hereto, (i) the Commitment of any Departing Lender shall be terminated, (ii) each Departing Lender will cease to be a Lender party to this Amended Agreement and (iii) all accrued fees and other amounts payable under the Existing Credit Agreement for the account of such Departing Lender shall be due and payable on the Effective Date. Nothing contained in this Amended Agreement or any other Loan Document shall constitute or be construed as a novation of any of the Obligations under the Existing Credit Agreement. The Lenders which are parties to the Existing Credit Agreement, comprising the “Required Lenders” as defined in the Existing Credit Agreement hereby waive any requirement of prior notice of termination of the Commitments (as defined in the Existing Credit Agreement) pursuant to Section 2.09 thereof and of prepayment of loans thereunder, to the extent necessary.

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Section 4.02.  Conditions to Initial Utilization and Each Subsequent Utilization.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing) and the obligation of the LC Issuing Bank to issue, amend, renew or extend any Letter of Credit (including the initial Letter of Credit), are each subject to receipt of the Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)      The Effective Date shall have occurred.

(b)      Immediately before and after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)      The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(d)      Immediately after such Borrowing is made, or such Letter of Credit is issued, amended, renewed or extended, as applicable, the Total Outstanding Amount will not exceed the Maximum Facility Availability.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5
Affirmative Covenants

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

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Section 5.01.  Financial Statements and Other Information.  (a) The Borrower will furnish to the Administrative Agent (for delivery to each Lender):

(i)      as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLC or another “registered public accounting firm” as defined in Section 2 of the Sarbanes-Oxley Act of 2002 (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except as permitted by the Exchange Act and the regulations promulgated thereunder) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(ii)      as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet as of the end of such Fiscal Quarter and the related statement of income for such Fiscal Quarter and statements of income and cash flows for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (x) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (y) having been prepared in accordance with the applicable rules of the SEC;

(iii)     as soon as available and in any event within 30 days after the end of each fiscal month (x) its shipment and average selling price data for such month and for the then elapsed portion of the Fiscal Year and (y) the additional monthly financial information described in (and substantially in the form of) Schedule 5.01, certified as to accuracy by a Financial Officer;

(iv)    concurrently with each delivery of financial statements under clause (i) or (ii), a certificate of a Financial Officer (x) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with the applicable provisions of Section 6.03 and (z) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

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(v)      no later than 45 days after the beginning of each Fiscal Year, a forecast of the following for each Fiscal Quarter of such Fiscal Year: (A) estimates of operating income, depreciation, EBITDA, interest expense, operating cash flow, Capital Expenditures and cash balances, (B) the amounts expected to be outstanding under the Effective Date Receivables Financing and this Agreement and (C) estimates of Eligible Inventory;

(vi)    promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(vii)   promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower or any of its Subsidiaries under any document evidencing any Permitted Receivables Financing, written notice of such amendment, modification or waiver describing in reasonable detail the purpose and substance thereof;

(viii)  written notice of any change in the Borrower’s Senior Debt Ratings by either Moody’s or S&P; and

(ix)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01(a) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at http://sec.gov/idea/searchidea/companysearch_idea.html or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(a)(iv) and (ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(a)(i), Section 5.01(a)(ii) and Section 5.01(a)(vi) to the Administrative Agent for any Lender which requests such delivery.

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(b)      Borrowing Base Reports.  The Borrower will furnish to the Administrative Agent and the Collateral Agent (and the Administrative Agent shall thereafter deliver to each Lender):

(i)      as soon as available and in any event within 20 days after the last day of each calendar month, a completed Borrowing Base Certificate (accompanied by supporting documentation and supplemental reporting) calculating and certifying the Borrowing Base as of the end of such calendar month, signed on behalf of the Borrower by a Financial Officer and in form and substance satisfactory to the Collateral Agent; provided that such Borrowing Base Certificate (accompanied by supporting documentation and supplemental reporting) shall be furnished to the Administrative Agent and the Collateral Agent as soon as available and in any event within two Business Days after (A) the end of each period of  two calendar weeks (each such biweekly period deemed, for purposes hereof, to end on a Friday) at the end of which the Average Facility Availability is less than the greater of (x) 15% of the total aggregate Commitments and (y) $130,000,000 and (B) the end of each calendar week (each such weekly period deemed, for purposes hereof, to end on a Friday) at the end of which the Average Facility Availability is less than the greater of (x) 12.5% of the total aggregate Commitments and (y) $110,000,000; provided that if the Borrower is unable through commercially reasonable efforts to provide the reporting required by clauses (A) and (B) at the frequency specified, other information and reporting acceptable to the Collateral Agent shall be substituted; and

(ii)      within two Business Days of any request therefor, such other information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as any Lender may reasonably request.

(c)      The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i)       the occurrence of any Default;

(ii)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

(iii)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Change; and

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(iv)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this subsection shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.02.  Information Regarding Collateral.  (a) The Borrower will furnish or cause to be furnished to the Administrative Agent and the Collateral Agent prompt written notice of any change in (i) any Credit Party’s corporate name or any trade name used to identify such Credit Party in the conduct of its business or any Credit Party’s jurisdiction of organization, chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) any Credit Party’s identity or corporate structure, (iii) any Credit Party’s State Organizational Identification Number (or Charter Number) and (iv) any Credit Party’s Federal Taxpayer Identification Number.  The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.  The Borrower will also promptly notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b)      Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01(a)(i), the Borrower will deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer and the chief legal officer (or other in-house counsel) of the Borrower (i) setting forth the information required pursuant to paragraphs 1 and 2 of the Perfection Certificate with respect to each Credit Party or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this subsection and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the Transaction Liens for a period of at least 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

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(c)      The Borrower will furnish to the Administrative Agent and the Collateral Agent prompt written notice of the occurrence of any “Termination Event” (as defined in the Effective Date Receivables Financing).  From and after the occurrence of any such Termination Event, the Borrower shall furnish to the Administrative Agent and the Collateral Agent a daily written report reflecting then-current amortization of the Effective Date Receivables Financing.  On any date when the Effective Date Receivables Financing shall have terminated and the payment of all obligations owing by the Borrower and its Subsidiaries in respect thereof shall have been paid in full, the Borrower shall provide prompt written notice thereof to the Administrative Agent and the Collateral Agent.

(d)      Upon the request of any Lender, the Borrower will furnish to the Collateral Agent copies of any servicer reports that have been furnished to The Bank of Nova Scotia, in its capacity as agent, under the Effective Date Receivables Financing.

(e)      If any of the Convertible Notes are outstanding on February 13, 2014, the Borrower shall furnish to the Administrative Agent and the Collateral Agent on a bi-weekly basis, reports in form and scope reasonably satisfactory to the Administrative Agent detailing the current Liquidity.

Section 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution involving the Borrower which is expressly permitted under Section 6.02 or (ii) any other transaction which would not reasonably be expected to result in a Material Adverse Change.

Section 5.04.  Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

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Section 5.05.  Insurance.  (a) The Borrower and each of the Subsidiary Guarantors will maintain, at its (or their) sole cost and expense, insurance coverage (i)  no less than the coverage described in Schedule 5.05 and (ii) otherwise with financially sound and reputable insurers (either with (A) a minimum A. M. Best rating of A-VII, provided, however, that if the insurance is provided by Borrower’s captive insurance company the minimum rating only applies to the reinsurers or (B) with such other insurers as shall be reasonably acceptable to the Administrative Agent and the Collateral Agent) in such amounts, and with such deductibles, as are set forth on Schedule 5.05 hereof.  If at any time the Borrower becomes aware that conditions and circumstances may have a material adverse effect on its ability to maintain (or cause to be maintained) such insurance coverage with the deductibles shown on Schedule 5.05 at favorable premiums, it shall immediately advise the Administrative Agent and the Collateral Agent in writing; provided that such notice must be given prior to the expiration of the relevant existing policy.  Such notice shall include copies of any proposals from insurers regarding the insurance coverage in question as well as the Borrower’s recommendations with respect thereto.  The Administrative Agent shall promptly advise the Borrower of the requirements of the Administrative Agent (which requirements shall be determined in good faith by mutual agreement among the Administrative Agent and the Collateral Agent) regarding such insurance coverage, and the Borrower shall undertake all reasonable efforts to adhere to such requirements. If the Borrower fails to obtain or maintain the insurance coverage required pursuant to this Section 5.05 or to pay all premiums relating thereto, the Collateral Agent may at any time or times thereafter obtain and maintain such required insurance coverage and pay such premiums and take such other actions with respect thereto that the Collateral Agent deem reasonably advisable. The Collateral Agent shall not have any obligation to obtain insurance for the Borrower or any of its Subsidiaries or to pay any premiums therefor.  By doing so, the Collateral Agent shall not be deemed to have waived any Default arising from failure of the Borrower to maintain (or cause to be maintained) such insurance or to pay (or cause to be paid) any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by the Borrower to the Administrative Agent and shall be additional obligations hereunder secured by the Collateral.  The Collateral Agent reserve the right at any time upon any change in the Borrower’s risk profile to require additional insurance coverages and limits of insurance to, in such Agents’ reasonable opinion, adequately protect the interests of the Lender Parties in all or any portion of the Collateral.

(b)      Property damage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause, in each case in favor of the Collateral Agent and providing for losses thereunder to be payable to the Collateral Agent or its designee as loss payee and (ii) a provision to the effect that none of the Administrative Agent and the Collateral Agent nor any other Lender Party shall be a coinsurer. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured.  Each such policy referred to in this subsection also shall provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon at least 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon at least 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.

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Section 5.06.  Casualty and Condemnation.  The Borrower will furnish to the Administrative Agent, the Collateral Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.07. Proper Records; Rights to Inspect and Appraise.  (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender, at reasonable times and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Any representatives of the Administrative Agent or any Lender shall comply with the Borrower’s rules regarding safety and security while visiting the Borrower’s facilities.

(b)      The Borrower will, and will cause each of its Subsidiaries to, take all actions as shall be necessary or advisable to afford the Collateral Agent, the Administrative Agent and their designated representatives the opportunity to complete all such field exams and receive all such inventory appraisals from such independent appraisers as they deem reasonably necessary or desirable within 30 calendar days after the Effective Date (or such longer period as may be requested by the Collateral Agent).

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(c)      The Borrower will, and will cause each of its Subsidiaries to, permit the Collateral Agent and any representatives designated by it (including any consultants, accountants, lawyers and appraisers retained by the Collateral Agent) to conduct collateral reviews and evaluations and appraisals of the assets included in the Borrowing Base and the Borrower’s computation of the Borrowing Base, all at such reasonable times and as often as reasonably requested.  The Borrower shall pay the documented fees and expenses of employees of the Collateral Agent (including reasonable and customary internally allocated fees of such employees incurred in connection with periodic collateral evaluations and internally allocated monitoring fees associated with the Collateral Agent’s “collateral agent services group” or similar body), and the documented fees and expenses of any representatives (including any inventory appraisal firm) retained by the Collateral Agent to conduct any such inventory evaluation or appraisal, in respect of (i) up to one such collateral review performed by the Collateral Agent in any calendar year and up to one such inventory appraisals in any calendar year at any time when the Average Facility Availability is greater than or equal to $150,000,000, (ii) up to two such collateral reviews performed by the Collateral Agent in any calendar year and up to two such inventory appraisals in any calendar year at any time when the Average Facility Availability is less than $150,000,000, (iii) any number of such collateral reviews performed by the Collateral Agent and any number of such inventory appraisals during the continuance of a Default or Event of Default, and (iv) any number of additional appraisals of the assets included in the Borrowing Base, all at such times and as often as reasonably requested, if the Collateral Agent, in its good faith judgment, reasonably believe that any circumstance or event (including, without limitation, a decline in steel prices) has materially affected the value of the Borrowing Base.  The Collateral Agent and any representative designated by it to conduct such collateral reviews, evaluations and appraisals shall, during any review, inspection or other activity performed at any of the Borrower’s or any other Credit Party’s plant sites, (x) be accompanied at all times by a plant safety representative (and the Borrower hereby agrees to cause such a plant safety representative to be available for such purpose at such reasonable hours as may be requested and upon reasonable prior notice) and (y) comply at all times with the Borrower’s or such other Credit Party’s rules regarding safety and security to the extent that the Collateral Agent or representative has been notified of such rules.  In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the Borrower shall make adjustments to the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for components of the Borrowing Base) to the extent required by the Collateral Agent or the Required Lenders as a result of any such monitoring, review or appraisal.  The Collateral Agent shall furnish to the Administrative Agent (for delivery to each Lender) a copy of the final written collateral review or appraisal report prepared in connection with such monitoring, review or appraisal.

Section 5.08.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, the USA PATRIOT Act, U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Foreign Corrupt Practices Act and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which would not reasonably be expected to result in a Material Adverse Change.

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Section 5.09.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used for the general corporate purposes (including working capital needs) of the Borrower.  No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.  Letters of Credit will be requested and used only to finance the general corporate purposes (including working capital needs) of the Borrower, and will not be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including regulations T, U and X.

Section 5.10. Further Assurances.  (a) The Borrower will and will cause each other Credit Party to execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense.  The Borrower will provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

(b)      If, on the date when all of the Commitments are terminated (whether pursuant to Section 2.10 or otherwise), any Letter of Credit remains outstanding, the Borrower shall deposit in the Cash Collateral Account on such date an amount in cash equal to 102% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon.  Any amount so deposited (including any earnings thereon) will be withdrawn from the Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations as they become due; provided that at such time as all outstanding Letters of Credit have expired, and all LC Reimbursement Obligations (plus accrued and unpaid interest thereon) have been paid in full, such amount, to the extent not therefore applied, shall be returned to the Borrower.

Section 5.11.  Amendments to Effective Date Receivables Financing.  The Borrower shall provide the Administrative Agent and the Collateral Agent with written notice (containing reasonable detail as to the substance of) any proposed amendment, modification or other change to, and any consent to a departure from, the terms or provisions of the Effective Date Receivables Financing. The Borrower shall not, without the prior written consent of the Required Lenders, amend, modify or otherwise change or obtain a consent to a departure from (i) the definitions of “USS Credit Agreement” or “USS Security Agreement” contained in the Receivables Purchase Agreement (including any replacement thereof) or (ii) any other provision of (including by the addition of a provision to) the Effective Date Receivables Financing that could reasonably be expected to impair the interests of the Lender Parties in the Collateral.

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Section 5.12.  Convertible Notes.  In the event that any Convertible Notes are outstanding on February 13, 2014, then at all times thereafter until the Convertible Notes are paid in full (including by means of conversion), the Borrower shall maintain Liquidity (determined on a pro forma basis after giving effect to repayment of such Convertible Notes) in an amount greater than the Minimum Liquidity Amount.

ARTICLE 6
Negative Covenants

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01.  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)      Permitted Liens;

(b)      any Lien on any property of the Borrower or any Subsidiary existing on the date hereof and (in the case of any such Lien that (x) secures Debt or (y) arises outside the ordinary course of business) listed in Schedule 6.01; provided that (i) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)      any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that first becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary; provided that (i) such Lien is not initially created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien will not apply to any other property or asset of the Borrower or any Subsidiary and (iii) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding (or committed) principal amount thereof;

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(d)      Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens and the Debt secured thereby are incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens will not apply to any other property of the Borrower or any Subsidiary;

(e)      Liens to secure a Debt owing to the Borrower or a Subsidiary;

(f)      any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clause (c), (d) or (e) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(g)      Liens securing Debt arising out of, and sales of accounts receivable as part of, a Permitted Receivables Financing;

(h)      Liens securing Industrial Revenue Bond Obligations issued for the benefit of the Borrower;

(i)       Liens on assets of Foreign Subsidiaries securing obligations of Foreign Subsidiaries;

(j)       Liens not otherwise permitted by the foregoing clauses of this Section 6.01 on assets other than Inventory of the Borrower or a Domestic Subsidiary; provided that neither the aggregate book value of the assets subject to such Liens nor the aggregate principal amount of Debt and other obligations secured thereby shall exceed 10% of Consolidated Net Tangible Assets (in each case determined at the time of incurrence); and

(k)      Liens granted by the Borrower or any Subsidiary Guarantor pursuant to the Loan Documents.

Section 6.02.  Fundamental Changes.  The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that the Borrower may permit any corporation to be merged into the Borrower or may consolidate with or merge into or sell or otherwise (except by lease) dispose of its assets as an entirety or substantially as an entirety to any solvent corporation organized in the United States of America which expressly assumes in writing reasonably satisfactory to the Administrative Agent the due and punctual payment of the principal of and interest on the Loans and the due and punctual performance of the obligations of the Borrower hereunder and under any promissory note delivered pursuant to Section 2.17(d) hereunder, if (x) after giving effect to such consolidation, merger or other disposition, no Default shall have occurred and be continuing and (y) any such disposition shall not release the corporation that originally executed this Agreement as the borrower from its liability as obligor hereunder or under any promissory note delivered pursuant to Section 2.17(d) hereunder.

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Section 6.03.  Financial Covenant.  The Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00; provided that compliance with this Section 6.03 shall be required only at such times as Facility Availability is less than the greater of (x) 10% of the total aggregate Commitments and (y) $87,500,000.

ARTICLE 7
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)      the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a)) payable under any Loan Document, and such failure shall continue unremedied for a period of five Business Days;

(c)      any representation, warranty or certification made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible to being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which an officer of the Borrower shall obtain knowledge thereof or (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent;

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(d)      the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(a)(i) or (ii), Section 5.01(c), Section 5.02(c), Sections 5.04 through 5.06, Sections 5.09 through 5.11 or in Article 6;

(e)      the Borrower shall fail to observe or perform (i) any covenant or agreement contained in Section 5.01(b) or Section 5.02(d) and such failure shall continue for three days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower, or (ii) any covenant or agreement contained in Section 5.01(a)(iii), Sections 5.01(a)(v) through 5.01(a)(viii), Section 5.02(a) or Section 5.02(b) and such failure shall continue for 10 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

(f)      the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (d) and (e) of this Article 7) and such failure shall continue for 30 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

(g)      the Borrower or any of its Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due or within any applicable grace period;

(h)      any event or condition occurs that (i) results in acceleration of the maturity of any Material Debt or (ii) enables or permits the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity but in the case of any event described in this clause (ii), only after the lapse of a cure period, equal to the greater of five Business Days or the cure period specified in the instrument governing such Material Debt;

(i)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(j)       the Borrower or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)      the Borrower or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)       one or more judgments for the payment of money in an aggregate amount exceeding $100,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Significant Subsidiaries to enforce any such judgment;

(m)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Change;

(n)      any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on all or a substantial part of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) a permitted release of the applicable Collateral in accordance with the terms of the Loan Documents;

(o)      the Effective Date Receivables Financing (or any replacement Receivables Financing entered into in accordance with this Agreement and on terms satisfactory to the Administrative Agent) shall have been terminated, whether voluntarily or otherwise; provided that any such termination of the Effective Date Receivables Financing (or any such replacement Receivables Financing) shall not constitute an Event of Default hereunder if (a) the Effective Date Receivables Financing (or such replacement Receivables Financing) has been replaced with another Receivables Financing on terms satisfactory to the Administrative Agent or (b) the Average Facility Availability (calculated on the date of termination of the Effective Date Receivables Financing) is equal to or greater than the greater of (x) 15% of the total aggregate Commitments and (y) $130,000,000 (calculated immediately before giving effect to its termination); or

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(p)      any Subsidiary Guarantee of a Subsidiary Guarantor shall cease for any reason to be in full force and effect, unless such Subsidiary Guarantee is released pursuant to the release provisions contained therein;

then, and in every such event (except an event with respect to the Borrower described in clause (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.  Additionally, and without limiting the generality of the foregoing, on each Business Day during a Sweep Period (as defined in the Borrower Security Agreement), the Collateral Agent shall apply funds on deposit in the Cash Collateral Account in accordance with Section 5(f) of the Borrower Security Agreement.

ARTICLE 8
The Agents

Section 8.01.  Appointment and Authorization.  Each Lender irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

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Section 8.02.  Administrative Agent and Affiliates.  JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent or the Collateral Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent or the Collateral Agent hereunder.

Section 8.03.  Action by Administrative Agent.  The obligations of each Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, none of the Agents shall be required to take any action with respect to any Default, except as expressly provided in Article 7.

Section 8.04.  Consultation with Experts.  The Agents may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 8.05.  Liability of Administrative Agent. None of the Agents nor any of their respective affiliates nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or such other number of Lenders as may be expressly required hereunder or (ii) in the absence of its own gross negligence or willful misconduct.  None of the Agents nor any of their respective affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to an Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, any promissory note issued pursuant to Section 2.17(d) or any other instrument or writing furnished in connection herewith.  No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, telex, facsimile, electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 8.06.  Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

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Section 8.07.  Successor Administrative Agent.  Any Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 8.08.  Agents’ Fees.  The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and such Agent.

Section 8.09.  Sub-Agents and Related Parties.  Each Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent hereunder.

Section 8.10.  Other Agents.  Nothing in this Agreement shall impose any duty or liability whatsoever on any Agent (other than the Administrative Agent or the Collateral Agent) in its capacity as an Agent.

ARTICLE 9
Miscellaneous

Section 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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(i)      if to the Borrower, to it at 600 Grant Street, 61st Floor, Pittsburgh, Pennsylvania 15219, Attention of Treasurer (Facsimile No. (412) 433-1167), with a copy to the Borrower, to it at 600 Grant Street, Room 1311, Pittsburgh, Pennsylvania 15219, Attention of the Assistant Treasurer - Finance & Risk Management (Facsimile No.(412) 433-4765);

(ii)      if to the Administrative Agent, to JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Monica Espitia (Facsimile No. (713) 427-6307); with a copy to JPMorgan Chase Bank, 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Kevin Chichester (Facsimile No. (212) 270-5100);

(iii)     if to the Collateral Agent, to JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Monica Espitia (Facsimile No. (713) 427-6307); with a copy to JPMorgan Chase Bank, 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Kevin Chichester (Facsimile No. (212) 270-5100);

(iv)    if to JPMorgan Chase Bank, N.A. as LC Issuing Bank, to it at 270 Park Avenue, 15th Floor, New York, NY 10017, Attention of Connie Louie (Facsimile No. (212) 270-3513); with a copy to JPMorgan Chase Bank, 10420 Highland Manor Drive, Floor 4, Tampa, Florida 33610, Attention of James Alonzo (Facsimile No. (813) 432-5161);

(v)      if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)      The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

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Section 9.02. Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b)      No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i)      increase the Commitment of any Lender without its written consent;

(ii)      reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

(iii)     postpone the maturity of any Loan, or the required date of any mandatory payment of principal (including pursuant to Section 2.11(b)), or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv)    change Section 2.23 hereof or Section 7(a) of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby;

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(v)     change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender;

(vi)    except as otherwise expressly permitted pursuant to the Security Agreement, release all or substantially all of the Collateral from the Transaction Liens, without the written consent of each Lender;

(vii)   (A) increase the advance rate percentages used in the definitions of “Available Inventory” and “Available Receivables” without the written consent of each Lender, or (B) change standards of eligibility from those specified herein in a manner that causes the Borrowing Base to be increased without the written consent of Lenders having aggregate Credit Exposures representing at least 75% of the sum of all Credit Exposures at such time;

(viii)  unless signed by a Designated Lender or its Designating Lender, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Lenders are similarly affected); or

(ix)     except as otherwise expressly permitted pursuant to the terms of the Loan Documents, release any Subsidiary Guarantor, without the written consent of the Collateral Agent and the Required Lenders; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the LC Issuing Bank without its prior written consent; and provided further that neither (x) a reduction or termination of Commitments pursuant to Section 2.09 or 2.18, nor (y) an increase in Commitments pursuant to Section 2.15, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

(c)      Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

(d)      Notwithstanding the foregoing, Subsidiary Guarantee Agreements shall be terminated and Collateral shall be released from the Transaction Liens from time to time as necessary to effect any sale of assets (including the sale of a Subsidiary Guarantor) permitted by the Loan Documents, and the Administrative Agent shall (at the Borrower’s expense) execute and deliver all release documents reasonably requested to evidence such release.

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Section 9.03. Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Letters of Credit or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit or the Loans.

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(b)      The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Administrative Agent and the Borrower or (y) if no such agreement has been reached following the Administrative Agent’s good faith consultation with the Borrower with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement; and (v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld or delayed). In the case of an investigation, litigation or proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equityholders or creditors or an Indemnitee, whether or not an Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereby are consummated.

(c)      To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the LC Issuing Bank under subsection (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or the LC Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the LC Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Credit Exposures.

(d)      To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

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(e)      All amounts due under this Section shall be payable within five Business Days after written demand therefor.

Section 9.04. Successors and Assigns.  (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Any Lender may assign to one or more assignees (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i)       except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(ii)      the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld or delayed);

(iii)     the LC Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed);

(iv)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

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(v)      unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that this clause (v) shall not apply to an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;

(vi)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; and

(vii)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire; and

provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans and LC Disbursements owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

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(d)      Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)      Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant.  Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.23(c) as though it were a Lender.

(f)      A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.22 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.22(e) as though it were a Lender.

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(g)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Designated Lenders.  (a) Subject to the provisions of this Section 9.05(a), any Lender may from time to time elect to designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto.  When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit H hereto and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement.  The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portions thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender.  As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional promissory note shall be required to evidence Loans or portions thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold any promissory note issued pursuant to Section 2.17(d) as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender.  Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments.  In addition, any Designated Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by such Designated Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

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(b)     Each party to this Agreement agrees that it will not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full.  The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender.  This Section 9.05(b) shall survive the termination of this Agreement.

Section 9.06. Survival.  All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated.  The provisions of Sections 2.20, 2.21, 2.22 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07. Counterparts; Integration.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

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Section 9.08. Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.09. Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to any Loan Document against another party or its properties in the courts of any jurisdiction.

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(c)      Each party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)     Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.11. WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings.  Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality.  Each Lender Party agrees to maintain the confidentiality of the Information (as hereinafter defined), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (after, to the extent feasible, giving the Borrower an opportunity to lawfully object to such production), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) any rating agency when required by it or (iv) the CUSIP Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (j) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

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Section 9.14.  USA PATRIOT Act Notice.  Each Lender (whether a party hereto on the date hereof or hereafter) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and to provide notice of these requirements, and this notice shall satisfy such notice requirements of the USA PATRIOT Act.

Section 9.15.  No Fiduciary Duty.  The Borrower agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year set forth in the first paragraph of this Agreement.

UNITED STATES STEEL CORPORATION

By:	/s/ L. T. Brockway
Name: L.T. Brockway
Title: Vice President & Treasurer

Website Address: www.ussteel.com

Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A. as Administrative Agent, LC Issuing Bank, Collateral Agent and Lender

By:	/s/ Kevin Chichester
Name: Kevin Chichester
Title: Vice President

Credit Agreement Signature Page

Barclays Bank PLC

By:	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

Bank of America, N.A.

By:	/s/ Matthew Bourgeois
Name: Matthew Bourgeois
Title: Senior Vice President

Credit Agreement Signature Page

Citizens Bank of Pennsylvania

By:	/s/ Curtis C. Hunter III
Name: Curtis C. Hunter III
Title: Senior Vice President

Credit Agreement Signature Page

PNC Bank, National Association

By:	/s/ Susan J. Dimmick
Name: Susan J. Dimmick
Title: Senior Vice President

Credit Agreement Signature Page

The Bank of Nova Scotia

By:	/s/ Christopher Usas
Name: Christopher Usas
Title: Director

Credit Agreement Signature Page

Wells Fargo Bank, N.A.

By:	/s/ Sanat Amladi
Name: Sanat Amladi
Title: Authorized Signatory

Credit Agreement Signature Page

Goldman Sachs Bank USA

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Credit Agreement Signature Page

Morgan Stanley Bank, N.A.

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

Credit Agreement Signature Page

Credit Suisse AG, Cayman Islands Branch

By:	/s/ Ari Bruger
Name: Ari Bruger
Title: Vice President

If a second signature is required:

By:	/s/ Rahul Parmar
Name: Rahul Parmar
Title: Associate

Credit Agreement Signature Page

Citibank, N.A.

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Director

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

ING Bank N.V. Dublin Branch

By:	/s/ Emma Condon
Name: Emma Condon
Title: Vice President

If a second signature is required:

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

Credit Agreement Signature Page

Natixis, New York Branch

By:	/s/ Carla Sweet
Name: Carla Sweet
Title: Director

If a second signature is required:

By:	/s/ Stephen Jendras
Name: Stephen Jendras
Title: Managing Director

Credit Agreement Signature Page

Commerzbank AG, New York and Grand Cayman Branches

By:	/s/ Diane Pockaj
Name: Diane Pockaj
Title: Managing Director

By:	/s/ Michael Weinert
Name: Michael Weinert
Title: Assistant Vice President

Credit Agreement Signature Page

The Bank of New York Mellon

By:	/s/ William M. Feathers
Name: William M. Feathers
Title: Vice President

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

Societe Generale

By:	/s/ Steven Silverstein
Name: Steven Silverstein
Title: Director

Credit Agreement Signature Page

Fifth Third Bank

By:	/s/ Jim Janovsky
Name: Jim Janovsky
Title: Vice President

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

First Commonwealth Bank

By:	/s/ Brian J. Sohocki
Name: Brian J. Sohocki
Title: Vice President

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

HSBC Bank USA, N.A.

By:	/s/ Frank Eassa
	Name:	Frank Eassa
	Title:	Assistant Vice President, Relationship Manager

Credit Agreement Signature Page

The Huntington National Bank

By:	/s/ Derek Taylor
Name: Derek Taylor
Title: Senior Portfolio Manager

Credit Agreement Signature Page

The Northern Trust Company

By:	/s/ Jeffrey P. Sullivan
Name: Jeffrey P. Sullivan
Title: Vice President

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

U.S. Bank, National Association

By:	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Asst. Vice President

Credit Agreement Signature Page

Sumitomo Mitsui Banking Corporation

By:	/s/ Shinichiro Watanabe
Name: Shinichiro Watanabe
Title: General Manager

If a second signature is required:

By:
Name:
Title:

Credit Agreement Signature Page

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	80,000,001.00
Barclays Bank PLC	80,000,000.00
Bank of America, N.A.	60,000,000.00
Citizens Bank of Pennsylvania	60,000,000.00
PNC Bank, National Association	60,000,000.00
The Bank of Nova Scotia	60,000,000.00
Wells Fargo Bank, N.A.	40,000,000.00
Goldman Sachs Bank USA	40,000,000.00
Morgan Stanley Bank, N.A.	40,000,000.00
Credit Suisse AG, Cayman Islands Branch	40,000,000.00
Citibank, N.A.	40,000,000.00
ING Bank N.V. Dublin Branch	40,000,000.00
Natixis, New York Branch	40,000,000.00
Commerzbank AG, New York and Grand Cayman Branches	20,111,111.00
The Bank of New York Mellon	20,111,111.00
Societe Generale	20,111,111.00
Fifth Third Bank	20,111,111.00
First Commonwealth Bank	20,111,111.00
HSBC Bank USA, N.A.	20,111,111.00
The Huntington National Bank	20,111,111.00
The Northern Trust Company	20,111,111.00
U.S. Bank, National Association	20,111,111.00
Sumitomo Mitsui Banking Corporation	14,000,000.00

Total	$875,000,000.00

PRICING SCHEDULE

	Level I	Level II	Level III
Base Rate Margin	0.75%	1.00%	1.25%
Euro-Dollar Margin	1.75%	2.00%	2.25%

If at any time, the Borrower’s Senior Debt Rating is higher than Ba2 by Moody’s and BB by S&P, the margin associated with each Pricing Level shall be reduced by 25 basis points.

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Average Availability” on any day is an amount equal to the quotient of (i) the sum of the end of day Facility Availability for each day during the most recently ended fiscal quarter, divided by (ii) the number of days in such fiscal quarter, all as determined by the Administrative Agent.

“Level I Pricing” applies for any day if, on such day, Reference Availability is equal to or greater than $475,000,000.

“Level II Pricing” applies for any day if, on such day, Reference Availability is equal to or greater than $175,000,000, but less than $475,000,000.

“Level III Pricing” applies for any day if, on such day, Reference Availability is less than $175,000,000.

“Pricing Level” refers to the determination of which of Level I, Level II or Level III Pricing applies for any day.  Pricing Levels are referred to in ascending order, e.g. Level I Pricing is the lowest Pricing Level and Level III Pricing is the highest Pricing Level.

“Reference Availability” on any day is an amount equal to the lesser of (i) Average Availability as determined on such day and (ii) end of day Facility Availability calculated for the last day of the then most recently ended fiscal quarter.

Schedule 1.01
Existing Accounting Procedures

The following is a description of United States Steel Corporation’s procedures regarding the write-down of Inventory.  These procedures are under review and subject to change.  Changes contemplated are to introduce consistent write-downs procedures across all plants for each product category.  Changes contemplated may include lengthening the period of time before write-downs occur but will not be materially different in total.  Any changes to this schedule are subject to approval by the Collateral Agent in its Permitted Discretion.

SLABS:

Gary Works:

•           Slab Division System mechanically reviews slab ages and writes down all unapplied slabs more than 60 days old and all applied more than 180 days old.  An exception to the unapplied criteria is that certain “Advanced” High Strength Steel grades will be produced as excess and will be stocked and applied as orders become available, not to exceed 180 days.  Slabs not produced at Gary Works or that contain slitting and parting instructions will wait until they are 180 days old.

Granite City Works:

•           Unapplied slabs more than 60 days old are written down to scrap.

•           Applied slabs more than 6 months old are written down to scrap.

Great Lakes Works:

•           Unapplied slabs more than 2 months old are designated as pending scrap or listed to Sales for non-prime disposition.

•           Prime slabs more than 6 months old are written down to scrap.

Mon Valley Works:

•           Unapplied slabs more than 2 months old are written down to scrap.  Applied slabs more than 6 months are written down to scrap.

Fairfield Works:

•           Slabs more than 2 months old are written down to scrap.

ROUNDS:

Lorain Works:

•           Rounds over 6 months old are written down to scrap.

Fairfield Works:

•           Rounds over 9 months old are written down to scrap.

Texas Works:

•           Rounds over 6 months old are written down to scrap.

COILS:

Gary Works:

•           Coils more than 9 months old are written down to scrap.

Granite City Works:

•           Coils more than 9 months old are written down to scrap.

Great Lakes Works:

•           Coils more than 9 months old from promise date are written down to scrap.

Mon Valley Works:

•           Unapplied steel coils more than 4 months old and applied steel coils more than 9 months old are written down to scrap.

PIPE:

Lorain Works:

•           Pipe is written down to scrap or non-prime as required based on applicability to orders.

Fairfield Works:

•           Pipe over 9 months old is written down to scrap.

Texas Works:

•           Pipe over 6 months old is written down to scrap.

Schedule 2.16
Existing Letters of Credit

None.

Schedule 5.01
Additional Monthly Financial Information

	January	February	March	April	May	June	July	August	September	October	November	December	YTD 2011
Shipments

Avg Proceeds $/Ton

Raw Steel Production

Raw Steel % Capacity

Schedule 6.01
Existing Liens

1.
Lease Agreement dated as of December 1, 1988 between Wachovia Bank, National Association, formerly known as First Union National Bank, as successor to Meridian Trust Company, Owner Trustee, as Lessor and United States Steel Corporation, the successor by merger to USX Corporation as Lessee (Fairfield Caster).

2.	Lease Agreement dated as of May 11, 1982 (the "Lease") between State Street Bank and Trust Company of Connecticut, N. A., Owner Trustee, as Lessor and USX Corporation as Lessee (Clairton Battery B).

3.
Credit Facility pursuant to Agreements dated July 23, 2010, between U.S. Steel Serbia, d.o.o., as Borrower/Debtor and Raiffeisen Banka, a.d. as Lender/Creditor, as thereafter amended, modified or extended.

Schedule 5.05
Insurance

INSURANCE

Property Damage

•	$50,000,000 deductible (self-insurance)
•	$500,000,000 limit per occurrence (with exceptions for certain perils or events with other sub-limits and/or annual aggregates)

Liability Coverage

•	$25,000,000 self-insured retention
•	$200,000,000 each occurrence and aggregate limit

EXHIBIT A

FORM OF ASSIGNMENT

AGREEMENT dated as of ______________, _____ among [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment (the “Agreement”) relates to the Second Amended and Restated Credit Agreement dated as of June 12, 2009 and amended and restated as of July [  ], 2011 (as the same may be amended from time to time, the “Credit Agreement”) among United States Steel Corporation (the “Borrower”), the Assignor and the other Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”).

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $______________;

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $_____________ are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $______________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $____________ (the “Assigned Amount”), together with a corresponding portion of each of its outstanding Loans and its LC Exposure, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Definitions.  All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding Loans and its LC Exposure, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount and the corresponding portion of each of its outstanding Loans and its LC Exposure.  Upon the execution and delivery hereof by the Assignor and the Assignee and by the Administrative Agent, the LC Issuing Bank, [and the Borrower]1 and the payment of the amounts specified in Section 3 hereof required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and shall acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding Loans and its LC Exposure and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2  Commitment fees and letter of credit participation fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee.  Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

SECTION 4.  Consent of [the Borrower,] the Administrative Agent and the LC Issuing Bank.  This Agreement is conditioned upon the consent of [the Borrower,] the Administrative Agent and the LC Issuing Bank pursuant to Section 9.04(b) of the Credit Agreement.  The execution of the Agreement by [the Borrower,] the Administrative Agent and each LC Issuing Bank is evidence of this consent.3

1 Delete if consent is not required.

2 Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.  It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

3 Delete applicable bracketed provisions if Borrower consent is not required.

SECTION 5.  Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the Borrower’s obligations under the Credit Agreement, any note issued thereunder or any Loan Document.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6.  Acknowledgment of Intercreditor Agreement.  This Agreement is conditioned upon the Assignee’s acknowledgment of, and agreement to be bound by, the Intercreditor Agreement dated as of June 12, 2009 by and among PNC Bank, National Association, as a Funding Agent, the Bank of Nova Scotia, as a Funding Agent and as Receivables Collateral Agent, JPMorgan Chase Bank, N.A., as Lender Agent, U. S. Steel Receivables LLC, as Transferor, and United States Steel Corporation, as Originator, as Initial Servicer and as Borrower.  The execution of this Agreement by the Assignee is evidence of such acknowledgment and agreement.

SECTION 7.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[UNITED STATES STEEL CORPORATION

By:
Name:
Title:]4

JPMORGAN CHASE BANK, N.A., as Administrative Agent and LC Issuing Bank

By:
Name:
Title:

OTHER LC ISSUING BANKS (if any)

By:
Name:
Title:

4 Delete if Borrower’s consent is not required.

EXHIBIT B

FORM OF OPINION OF ASSISTANT GENERAL COUNSEL OF THE BORROWER

July 20, 2011

To the Lenders and the Agent
Hereinafter defined
c/o JPMorgan Chase Bank, N. A.
as Administrative Agent
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

I am the Assistant General Counsel - Corporate of United States Steel Corporation, a Delaware corporation (the "Corporation").  This opinion is being delivered pursuant to Section 4.01(b) of the Second Amended and Restated Credit Agreement dated as of June 12, 2009 and amended and restated as of July 20, 2011 among the Corporation, the Lenders party thereto, the LC Issuing Banks party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (the “Credit Agreement”).  Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined as set forth in the Credit Agreement.

I or persons under my supervision have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as they and I have deemed necessary or advisable for purposes of this opinion.  Such documents include, without limitation, the following:
1.	The Credit Agreement;

2.	The Security Agreement dated as of June 12, 2009 between the Borrower and the Agent;

3.
The Intercreditor Agreement among PNC Bank, National Association, as Funding Agent, the Bank of Nova Scotia, as Funding Agent and Receivables Collateral Agent, JPMorgan Chase Bank, N.A., as Lender Agent, U. S. Steel Receivables, LLC, as Transferor and the Borrower, as Originator, as Initial Servicer and as Borrower;

4.	The Blocked Account Control Agreement dated as of June 12, 2009 among the Borrower, the Agent and the Bank of New York Mellon;

5.
The Secondary Financing Blocked Account Control Agreement dated as of June 12, 2009 among U. S. Steel Receivables LLC, the Borrower, the Agent and the Bank of New York Mellon (the “Secondary Blocked Account Agreement—Mellon”); and

6.	The Secondary Financing Blocked Account Control Agreement dated as of June 12, 2009 among U. S. Steel Receivables LLC, the Borrower, the Agent and National City Bank.

The documents listed in items 1 through 6 of the foregoing list are sometimes hereinafter referred to as the “Loan Documents.”  The documents referred to in items 4 through 6 of the foregoing list are sometimes hereinafter referred to as the “Account Control Agreements.”

In rendering this opinion, I made the following assumptions:

(i)	Each party to each of the Loan Documents, other than the Corporation, has satisfied those legal requirements applicable to it necessary to make each of the Loan Documents enforceable against it;

(ii)
Each party to each of the Loan Documents, other than the Corporation, has satisfied those legal requirements pertaining to its status as such status relates to its rights to enforce each of the Loan Documents;

(iii)
Each document submitted to me for review is true and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than signatures of officers of the Corporation) on each such document are genuine;

(iv)	The Administrative Agent conducts business in the ordinary course in the State of New York; and

(v)	All parties have acted and will act in good faith and in a commercially reasonable manner in exercising their rights under each of the Loan Documents and all other actions in connection therewith.

Based on and subject to the foregoing, I am of the opinion that:

1.           The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Corporation has all powers and all material governmental licenses, authorizations, consents and approvals required to conduct its business as now conducted except to the extent failure to have such governmental licenses, authorizations, consents and approvals, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change.

2.           The execution, delivery and performance by the Corporation of each of the Loan Documents are within the Corporation’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Corporation’s certificate of incorporation, charter or by-laws or to my knowledge of any agreement, judgment, injunction, order, decree or other instrument binding upon the Corporation or any of its properties or give rise to a right thereunder to require the Corporation to make any payment or result in the creation or imposition of any Lien (other than the Liens created by the Security Documents) on any asset of the Corporation or any Subsidiary.

3.           Each of the Loan Documents has been duly executed and delivered by the Corporation and constitutes the valid and binding agreement of the Corporation enforceable in accordance with its terms.

4.           The Security Agreement is effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a valid security interest (the “Security Interest”) in the Borrower’s right, title and interest in that portion of the Collateral, as defined in the Security Agreement (the “Collateral”), described therein in which a security interest may be created pursuant to Article 9 of the Uniform Commercial Code as in effect in the State of New York on the date hereof (the “UCC”).

5.           To the extent that the filing of a Uniform Commercial Code financing statement in the State of Delaware is effective under the UCC to perfect a security interest in the Collateral, the Security Interest in the Collateral was perfected upon the filing of Uniform Commercial Code financing statement in the form attached hereto as Exhibit A (the “Financing Statement”) in the filing office located in the State of Delaware that is indicated thereon, except that (a) continuation statements with respect to such Financing Statement must be filed within the period of six months prior to the expiration of five years from the date of filing of such Financing Statement and, in turn, the date of filing of any such continuation statement and (b) additional filings may be necessary if the Borrower changes its name or its “location” (as defined in Section 9-307 of the UCC).

6.           Upon the due execution and delivery of the Account Control Agreements by the parties thereto, the Security Interest in the accounts listed therein will be perfected.

7.           Except as set forth in (a) the Borrower’s 2010 Form 10-K and (b) the Borrower’s Latest Form 10-Q, there is no action, suit, arbitration or other proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, arbitrator or arbitral body or other Governmental Authority, pending against the Corporation or of which the Corporation has otherwise received official notice or which to my knowledge is threatened against the Corporation, wherein there is a reasonable possibility of an unfavorable decision, ruling or finding that would reasonably be expected to result in a Material Adverse Change or that involves any of the Loan Documents.  Since the dates of the respective descriptions of proceedings contained in the reports identified in the immediately preceding sentence, there has been no change in the status of such proceedings that would reasonably be expected to result in a Material Adverse Change or that involves any of the Loan Documents.

8.           The Corporation is not (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a company controlled (directly or indirectly) by or acting on behalf of any Person which is an “investment company” within the meaning of said Act, or (b) to the best of my knowledge, otherwise subject to any regulatory scheme which restricts its ability to incur Debt.

The opinions set forth in paragraphs 3 through 6 are qualified by the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity, and (iii) applicable rules of law which: (A) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (B) limit the availability of a remedy under certain circumstances where another remedy has been elected, (C) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, (D) limit the enforceability of any provision purporting to disallow waivers by course of conduct or oral authorization or to excuse failure to act or delay in acting by any party, (E) limit the enforceability of any provision purporting to authorize conclusive or sole determinations by the Lenders or the Administrative Agent, (F) limit the enforceability of any provision waiving marshaling or redemption rights relative to the Collateral and (G) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

I note the possible unenforceability in whole or in part of certain remedial provisions of the Loan Documents, although the inclusion of such provisions does not render the Loan Documents invalid, and each of the Loan Documents contain, in my judgment, adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

The foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.  As the Loan Documents are by their terms governed by the laws of the State of New York, the foregoing opinion should be understood to conclude that: (a) a Pennsylvania court or a Federal court sitting in Pennsylvania would give effect to the choice of New York law to govern each of the Loan Documents, and (b) under the internal laws of the Commonwealth of Pennsylvania, each of the Loan Documents constitutes a valid and binding agreement of the Corporation.

This Opinion Letter speaks only as of its date.  I have no obligation to advise you (or any third party) of changes in law or fact occurring after the date of this Opinion Letter.

This Opinion Letter may be relied upon by you and the Lenders only in connection with the execution and delivery of the Loan Documents and may not be used or relied upon by you or any other person (other than your and their lawful successors and assigns) for any other purpose whatsoever without in each instance my prior written consent.

Very truly yours,

EXHIBIT C

FORM OF SECURITY AGREEMENT

See executed Security Agreement.

C-1

Exhibit D-1 (Page 1 of 2)

United States Steel Corporation Form of Borrowing Base Certificate*
For the Month Ended _______________

A	Available inventory (from page 2 of 2)		$

B	Availability Reserves
	(a) Outside Processor/Third-Party Warehouseman/Borrower Joint Venture Liability (equal to month-end liability)	$
	(b) UCC financing statements filed on Collateral	$
	(c) Permitted Liens	$
	(d) Purchase money liens	$
	(e) Other	$
	Total Availability Reserves		$

C.	Amount of Secured Derivative Obligations (such amount to be determined in accordance with the definition of “Secured Derivative Obligations”, up to a maximum amount of $100,000,000)		$

D.	Available Receivables (if applicable)		$

E.	Borrowing Base (line A – line B – line C + line D)**		$

F.	Aggregate Commitments		$

G.	Lesser of lines E and F			$

H.	Aggregate principal amount of Loans outstanding		$

I.	Outstanding undrawn Letters of Credit		$

J.	Unreimbursed amount of drawn Letters of Credit		$

K.	Subtotal (line H + line I + line J)			$

L.	Facility Availability / (Overadvance) (lines G minus line K)			$

Officer’s Certification:
Pursuant to the Second Amended and Restated Credit Agreement dated as of June 12, 2009 and amended and restated as of July 20, 2011 (as further amended from time to time, the “Credit Agreement”;  capitalized terms used herein shall have the meaning assigned to such terms in such Credit Agreement), the undersigned certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, is accurate and complete based on the accounting records of United States Steel Corporation.

Signature & Title	Date

*The Borrowing Base Certificate is to be accompanied by documentation outlined in Schedule 1 to Exhibit D.
**Available Inventory attributable to Raw Materials Inventory not to account for more than 60% of Available Inventory.

D1-1

Exhibit D-1 (Page 2 of 2)

United States Steel Corporation Form of Borrowing Base Certificate
For the Month Ended ____________________

	Raw Materials	Semi-Finished & Scrap	Finished Goods	Total
Total gross inventory (per plant level records at predetermined cost/purchased items at rolling average cost)	$	$	$	$
Less ineligibles:
Intercompany profit
Intransit
Inventory at outside processors, warehouses and joint ventures ≤ $500,000
Inventory at outside processors, warehouses and joint ventures > $500,000 without collateral access agreements
Inventory at outside processors, warehouses and joint ventures > $500,000 with collateral access agreements in excess of 100 locations
Inventory at joint venture without satisfactory joint venture agreement
Inventory at customer and vendors other than outside processors, warehouses and joint ventures
Consignment inventory
Maintenance spare parts
Aged inventory net of scrap value
Supplies and sundry:
Fuel oil
Coal chemicals
Metal Products
Miscellaneous
Non-LIFO inventory
Store supplies
Cleaning mixtures
Lubricants
Other
Scale, slag and other by-products
Sulphur and other ineligible raw materials
Billed not shipped
Reserve for non-prime, seconds or “off-spec” inventory > 3%
Depreciation
Non-production costs
Not located in United States (or other jurisdiction with satisfactory security and perfection arrangements)
Not owned solely without good and marketable title
No perfected first priority lien or non-permitted lien
Other (per terms of the Credit Agreement)
Valuation reserves:
Reserve for favorable variances between pre-determined cost and actual cost
Revaluation reserve
Lower of cost or market reserve
Reserve for iron ore transportation costs
Reserve for costs incurred at headquarters allocated to inventory
Other (per terms of the Credit Agreement)
Total Ineligibles
Eligible inventory	$	$	$	$
Lesser of:
(i) Advance Rates (A); and
(ii) 85% of net recovery rates (B)
Available Inventory	$	$	$	$

D1-2

The Borrowing Base Certificate is to be accompanied by documentation outlined in Schedule 1 to Exhibit D.

(A) 65% of Eligible Finished Goods Inventory, Eligible Semi-Finished Goods and Scrap Inventory or Raw Materials Inventory, as the case may be.

(B) 85% of net recovery rates (as defined by an independent appraisal) with respect to Eligible Finished Goods Inventory, Eligible Semi-Finished Goods and Scrap Inventory or Raw Materials Inventory, as the case may be.

D1-3

Exhibit D-2 (Page 1 of 2)

United States Steel Corporation Form of Borrowing Base Certificate*
For the Bi-Weekly period ended _______________
For the Weekly period ended _______________

A	Available inventory (from page 2 of 2)		$

B	Availability Reserves
	(a) Outside Processor/Third-Party Warehouseman/Borrower Joint Venture (equal to month-end liability)	$
	(b) UCC financing statements filed on Collateral	$
	(c) Permitted Liens	$
	(d) Purchase money liens	$
	(e) Other	$
	Total Availability Reserves		$

C.	Amount of Secured Derivative Obligations (such amount to be determined in accordance with the definition of “Secured Derivative Obligations”, up to a maximum of $100,000,000)		$

D.	Available Receivables (if applicable)		$

E.	Borrowing Base (line A – line B – line C + line D)**		$

F.	Aggregate Commitments		$

G.	Lesser of lines E and F			$

H.	Aggregate principal amount of Loans outstanding		$

I.	Outstanding undrawn Letters of Credit		$

J.	Unreimbursed amount of drawn Letters of Credit		$

K.	Subtotal (line H + line I + line J)			$

L.	Facility Availability / (Overadvance) (lines G minus line K)			$

Officer’s Certification:
Pursuant to the Second Amended and Restated Credit Agreement dated as of June 12, 2009 and amended and restated as of July 20, 2011 (as further amended from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meaning assigned to such terms in such Credit Agreement), the undersigned certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, is accurate and complete based on the accounting records of United States Steel Corporation.

Signature & Title	Date

*The Borrowing Base Certificate is to be accompanied by documentation outlined in Schedule 1 to Exhibit D.
**Available Inventory attributable to Raw Materials Inventory not to account for more than 60% of Available Inventory.

D2-1

Exhibit D-2 (Page 2 of 2)

United States Steel Corporation
Form of Borrowing Base Certificate*
For the Bi-Weekly period ended _________________
For the Weekly period ended __________________

	Raw Materials	Semi- Finished & Scrap	Finished Goods	Total
Total gross inventory per plant level records at predetermined cost (A)	$	$	$	$
Less ineligibles per most recent month end Borrowing Base Certificate:
Eligible inventory
Lesser of:
(i) Advance Rates (A); and
(ii) 85% of net recovery rates (B)
Available Inventory	$	$	$	$

*	The Borrowing Base Certificate is to be accompanied by documentation outlined in Schedule 1 to Exhibit D.

(A)
If the gross inventory amounts per plant level records at predetermined cost are not available on a bi-weekly basis, the Borrower will roll forward inventory in tons for raw materials, supplies, sundry, semi-finished, scrap and finished goods.  The total tons will then be multiplied by the per-ton rate from the most recently submitted monthly Borrowing Base Certificate to determine the total gross inventory.

(B)	65% of Eligible Finished Goods Inventory, Eligible Semi-Finished Goods and Scrap Inventory or Raw Materials Inventory, as the case may be.

(C)
85% of net recovery rates (as defined by an independent appraisal) with respect to Eligible Finished Goods Inventory, Eligible Semi-Finished Goods and Scrap Inventory or Raw Materials Inventory, as the case may be.

D2-2

Schedule 1 to
Exhibit D

United States Steel Corporation
Collateral Monitoring Reporting Requirements
Documents to be Submitted to the Collateral Agent

Inventory

Weekly

The information detailed below is to be submitted within two Business Days after the end of each calendar week (each such weekly period deemed to end on a Friday) at the end of which the Average Facility Availability is less than the greater of (x) 12.5% of the total aggregate Commitments and (y) $110,000,000.

1)	Weekly Borrowing Base Certificate in the form of Exhibit D-2.
2)	Supporting documentation (Daily Shipment and Production Reports) for the inventory roll forward by tons.
3)	Additional information to be determined by the Collateral Agent.

Bi-Weekly

The information detailed below is to be submitted within two Business Days after the end of each period of two calendar weeks (each such bi-weekly period deemed to end on a Friday) at the end of which the Average Facility Availability is less than the greater of (x) 15% of the total aggregate Commitments and (y) $130,000,000.

1)	Bi–Weekly Borrowing Base Certificate in the form of Exhibit D-2.
2)	Supporting documentation (Daily Shipment and Production Reports) for the inventory roll forward by tons.
3)	Additional information to be determined by the Collateral Agent.

Monthly

The information detailed below is to be submitted within 20 days after the end of each calendar month.

1)
Monthly Borrowing Base Certificate in the form of Exhibit D-1 accompanied by supporting documentation and supplemental reporting (system generated extract report where applicable) for all inventory ineligibles as per the Credit Agreement including but not limited to the following:

(a)	Intercompany profit
(b)	In transit
(c)	Inventory at outside processors
(d)	Maintenance spare parts
(e)	Aged inventory
(f)	Fuel oil
(g)	Coal chemicals
(h)	Metal products

(i)	Non LIFO inventory
(j)	Store supplies
(k)	Cleaning mixtures
(l)	Lubricants
(m)	Scale, slag and other by-products
(n)	Sulphur
(o)	Billed not shipped
(p)	Not located in the US
(q)	Valuation Reserves
(r)	Availability Reserves

2)	Summary of Steel Inventories (page 3 of 4 below) detailing the ending inventory of tons and dollars, by plant and by major product classification.

Schedule 1 to
Exhibit D

United States Steel Corporation
Collateral Monitoring Reporting Requirements
Documents to be Submitted to the Collateral Agent

Inventory (cont.)

3)	SR-17 report to support total gross inventory for raw materials, supplies, sundry, semi-finished, scrap and finished goods.

4)	Schedule summarizing aged product inventory.

5)
Supporting documentation for calculation of ALL valuation reserves per the Credit Agreement including but not limited to favorable variances, lower of cost or market, revaluation reserve, iron ore transportation costs, costs incurred at headquarters allocated to inventory.

6)
Summary of steel product off-premises inventory schedule, detailing the ending inventory in tons and dollars, by plant, for each outside processor and outside warehouse holding inventory in excess of $500,000 and in the aggregate for all outside processors and outside warehouses holding inventory less than  or equal to $500,000

7)
Schedule summarizing inventory balance at outside processors and outside warehouses holding inventory in excess of $500,000, with collateral access agreements and the corresponding accounts payable balance

8)	Listing of outside processors and outside warehouses holding inventory in excess of $500,000 without collateral access agreements and the inventory balance

9)	Reconciliation of inventory amounts per the Borrowing Base to the general ledger and financial statements

10)	Production Line Profitability Report (“PLP Report”) to provide gross margins by product line based on predetermined cost and year to date turnover calculation by product line.

11)	Average selling price per ton for the month and year to date.

12)	Non-prime shipments as a percentage of total shipments for the month and year to date.

13)	Cumulative year to date book to physical adjustment as a percentage of total inventory

14)	Additional information to be determined by the Collateral Agent.

Schedule 1 to
Exhibit D

United States Steel Corporation
Supplemental Information
For the Month Ended ________________

Summary of Steel Inventories (by plant)

Pre-determined costs
	Tons	$/Ton	$
Finished Goods
Finished tubes
Plates
Tin Plates
Sheet F&C
Total Finished
Semi-Finished Goods and Scrap
Slabs & blooms
Coiled strip
Black plate
Sheets HR & CR
Unfinished tubes
Scrap
Pig Iron
Total Semi-Finished
Raw materials & supplies & sundry
Raw materials:
Coking coal
Coke
Iron ore.
Tin
Terne mix
Spelter
Copper/BR/BR
AOM&C
Stone
Sulphur
Ferromang
Ferrometals
Maintenance spare parts
Scale, slag & other by-products
Other
Total Raw Materials
Supplies & Sundry:
Fuel oil
Coal chemicals
Metal products
Non-LIFO inventory
Store supplies
Cleaning mixtures
Lubricants
Other
Total Raw Materials and Supplies & Sundry
Total Gross Inventory

Schedule 1 to
Exhibit D

UNITED STATES STEEL CORPORATION
COLLATERAL MONITORING REPORTING REQUIREMENTS

Documents to be Submitted to the Collateral Agent

Accounts Payable

Monthly

The information detailed below is to be submitted 20 days after the end of each calendar month.

1)	Top ten accounts payable vendor balances, and if available, top ten by plant.

2)	Total accounts payable report by aged categories, and if available, aging by plant.

Accounts Receivable

To be determined by the Collateral Agent in its sole discretion upon the completion of the collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing.

Submit to:
Tracy Dowe
JPMorgan Chase Bank, N.A.
1300 East 9th St., 13th FL
Cleveland, OH 44114
Work: 216.781.2678
Fax: 216.781.2071

EXHIBIT E

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this “Guarantee Agreement”) dated as of ________, 20___ by [NAME OF SUBSIDIARY GUARANTOR] , a [_________] corporation (with its successors, the “Subsidiary Guarantor”) for the benefit of JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent (with its successors, the “Administrative Agent”).

WHEREAS, the Subsidiary Guarantor is a subsidiary of United States Steel Corporation, a Delaware corporation (with its successors, the “Borrower”); and

WHEREAS, the Borrower, certain lenders (the “Lenders”), certain letter of credit issuing banks, and the Administrative Agent have entered into a Second Amended and Restated Credit Agreement dated as of June 12, 2009 and amended and restated as of July 20, 2011 (as the same may be amended from time to time, the “Credit Agreement”); and

WHEREAS, in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the Subsidiary Guarantor, the Subsidiary Guarantor is willing to enter into this Guarantee Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subsidiary Guarantor agrees as follows:

1.      The Guarantee.  The Subsidiary Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of each Guaranteed Obligation, as hereinafter defined.  Upon failure by the Borrower to pay punctually any Guaranteed Obligation, the Subsidiary Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Loan Document evidencing such Guaranteed Obligation.  “Guaranteed Obligations” means (i) all principal of, premium and interest on all loans made pursuant to the Credit Agreement (including, without limitation, any interest (“Post-Petition Interest”) which accrues (or which would accrue but for such case, proceeding or action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) on all loans made pursuant to the Credit Agreement), (ii) all reimbursement obligations with respect to any Letter of Credit under the Credit Agreement and all interest thereon (including Post-Petition Interest), (iii) all other amounts payable by any Credit Party from time to time pursuant to the Loan Documents (including any Post-Petition Interest with respect to such amounts), and (iv) any renewals, refinancings or extensions of any of the foregoing (including Post-Petition Interest).

2.      Guarantee Unconditional.  The obligations of the Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)      any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Credit Party under any Loan Document, by operation of law or otherwise;

(b)      any modification or amendment of or supplement to the Credit Agreement or any other Loan Document;

(c)      any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Credit Party or any other Person under any Loan Document;

(d)      any change in the corporate existence, structure or ownership of the Borrower, any other Credit Party or any other Person or any of their respective Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Credit Party or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Credit Party or any other Person contained in any Loan Document;

(e)      the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Borrower, any other Credit Party, or any other Person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)      any invalidity or unenforceability relating to or against the Borrower for any reason of the Credit Agreement or any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, any other Credit Party or any other Person of the principal, premium or interest on any loan made pursuant to, or any other amount payable pursuant to any Loan Document; or

(g)      any other act or omission to act or delay of any kind by the Borrower, any other Credit Party, the Administrative Agent or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Subsidiary Guarantor’s obligations hereunder (other than payment in full of the Guaranteed Obligations, subject to the provisions of Section 4 in the event that any such payment is rescinded or must otherwise be restored or returned).

3.      Limit of Liability.  The Subsidiary Guarantor shall be liable under this Guarantee Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

4.      Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances.  The Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full.  If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

5.      Waiver by the Subsidiary Guarantor.  The Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Subsidiary Guarantor, the Borrower or any other Person.

6.      Subrogation.  Upon making full payment hereunder with respect to any obligation of the Borrower, the Subsidiary Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that the Subsidiary Guarantor shall not enforce any payment by way of subrogation until all Guaranteed Obligations have been repaid in full, the Commitments under the Credit Agreement have terminated and all outstanding Letters of Credit have expired or been cancelled.

7.      Stay of Acceleration.  If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all such Guaranteed Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Subsidiary Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

8.      Representations and Warranties.  The Subsidiary Guarantor represents and warrants to the Administrative Agent that:

(a)      the Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)      the execution, delivery and performance by the Subsidiary Guarantor of this Guarantee Agreement are within the Subsidiary Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action;

(c)      this Guarantee Agreement has been duly executed and delivered by the Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Subsidiary Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)      the execution, delivery and performance of this Guarantee Agreement (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Subsidiary Guarantor or any order of any court or governmental authority, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Subsidiary Guarantor or any of its properties or give rise to a right thereunder to require the Subsidiary Guarantor to make any payment; and

(e)      there are no actions, suits or proceedings by or before any arbitrator or court or other governmental authority pending against or, to the knowledge of the Subsidiary Guarantor, threatened against or affecting the Subsidiary Guarantor as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a material adverse effect on the assets, operations, prospects or condition, financial or otherwise, of the Subsidiary Guarantor or the ability of the Subsidiary Guarantor to perform its obligations under this Guarantee Agreement.

9.      Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopy, as follows:  (i) if to the Subsidiary Guarantor, to it at [___________________], Attention of [________], Facsimile No. [___________] and (ii) if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Christian Cho (Facsimile No. (713) 427-6307); with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of Jennifer Heard (Facsimile No. (212) 270-5100).  Each party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party.  All notices and other communications given in accordance with the provisions of this Guarantee Agreement will be deemed to have been given on the date of receipt.

10.      No Waiver.  No failure or delay by the Administrative Agent in exercising any right, power or privilege under this Guarantee Agreement, the Credit Agreement or any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.      Amendments and Waivers; Release.  Any provision of this Guarantee Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Administrative Agent, the Subsidiary Guarantor and each other Person whose signature is required pursuant to Section 9.02(b) of the Credit Agreement.  Additionally, at any time and from time to time prior to the termination of the Subsidiary Guarantor’s obligations hereunder in accordance with Section 4 hereof, this Guarantee Agreement shall be terminated as specified in Section 9.02(d) of the Credit Agreement, and the Administrative Agent shall, at the Borrower’s expense, execute and deliver all release documents reasonably requested to evidence such release.

12.      Successors and Assigns.  This Guarantee Agreement shall be binding upon the Subsidiary Guarantor and its successors and assigns, for the benefit of the Administrative Agent and its successors and assigns, except that the Subsidiary Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Required Lenders.

13.      Governing Law; Jurisdiction.  (a) This Guarantee Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)      The Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Guarantee Agreement, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guarantee Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Guarantee Agreement against the Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(c)      The Subsidiary Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee Agreement in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

14.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Agreed to and accepted by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit F-1

FORM OF COLLATERAL ACCESS AGREEMENT1

[PROCESSOR/WAREHOUSE COMPANY]
[ADDRESS]

Ladies and Gentlemen:

As part of a financing transaction, [NAME OF RELEVANT CREDIT PARTY] (the “Company”), has pledged and granted to JPMorgan Chase Bank, N.A., as Collateral Agent (together with its successors in such capacity, the “Agent”), a continuing general lien upon and security interest in its present and future merchandise, inventory and goods (the “Inventory”), including the Inventory presently held by you and which may be held by and handled by you from time to time in the future at the various facilities located at the addresses listed in Schedule I hereto, as such schedule may from time to time be updated as provided below (each, a “Facility” and together, the “Facilities”).

We would therefore like to confirm with you, and by your execution and return of the enclosed copy of this letter you hereby confirm and acknowledge, that:

1.           Your correct legal name and principal address are set forth above.  The correct address of each Facility is set forth on Schedule 1 to this Agreement.

2.           In the future, if you change the legal form in which you do business (for example, change from a sole proprietorship to a partnership, a partnership to a corporation, or form a new corporation) or change your business name or change or add an address of any Facility, you agree to give us prompt written notice of the change so we can update our records (and, in the case of any change or addition of an address of any Facility, update Schedule 1 hereto, a copy of which will be sent to you) and, if necessary, amend and refile (at the Company’s expense) our security documents.

1 This form of Collateral Access Agreement (Exhibit F-1) is to be executed by processors. Warehouse companies or customers and the form attached as Exhibit F-2 is to be executed by landlords of the leased property.

F1-1

3.           The Company is the owner of the Inventory now or in the future located at each of the Facilities, which Inventory is subject to a security interest in favor of the Agent.  The grant by the Company of a security interest in the Inventory in favor of the Agent does not constitute a default under any agreement the Company has with you, and, to the extent (if any) that such agreement requires your consent to such security interest, you hereby consent.

4.           You do not have title to any of the Inventory, nor do you have any claim to or lien upon any of the Inventory (other than for customary warehousing and processing charges).  You acknowledge that you have not been notified by any other person regarding a security interest in the Inventory.

5.           You will allow us, our auditors or our other designees access to each of the Facilities, upon reasonable prior notice, during ordinary business hours in order to inspect the Inventory and verify the type and quantity thereof.  In addition, if the Agent elects to remove the Inventory from a Facility pursuant to paragraph 6 below, you will grant the Agent access to such Facility, upon reasonable prior notice, during ordinary business hours to do so and will not hinder the Agent’s actions in removing the Inventory, but we shall have no obligation to remove any Inventory from a Facility or, having commenced such removal, to complete such removal.  We will not interfere with your business operations and all costs of inspection, verification and removal shall be for the Agent’s account.

6.           If the Agent certifies to you in writing that an event of default exists under one of our financing or security documents, then, without any responsibility on your part to verify the existence of such default, you will release the Inventory to the Agent on written demand, provided that the Agent tenders to you payment of any accrued processing and warehousing charges on the Inventory being released.

7.           You agree to send the Agent, by certified mail or by overnight courier, a copy of any notice of any material default under any agreement the Company has with you sent by you to the Company or any notice received by you relating to any alleged material breach or default by the Company under any such agreement.

8.           If the Company defaults under any agreement it has with you, you agree not to exercise any remedy under such agreement or applicable law or in equity unless you have provided the Agent written notice of such default and given the Agent 20 business days to cure a monetary default and 60 business days to cure a non-monetary default and, during such time, you will allow the Agent to enter each Facility and remove the Inventory as set forth in paragraphs 5 and 6 above.  If any default is cured during the applicable period, you agree to rescind the notice of default, but the Agent shall have no obligation to cure any default of the Company or, having commenced such cure, to complete such cure.  Notwithstanding the foregoing, your failure to provide such notice shall not render you liable to the Agent in any manner or diminish or otherwise affect your rights under any such agreement with the Company.

F1-2

9.           This letter agreement shall bind and benefit the successors and assigns of the parties hereto.

10.           The Agent shall not be liable under this letter agreement for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Agent’s conduct does not constitute willful misconduct, negligence or bad faith.

The arrangement or instructions outlined herein shall become effective upon our receipt of your executed counterpart of this letter and shall continue without any change or modification until the Company and/or the Agent have given written notification to the contrary to you at the above address, which notification need only be signed by either the Company or the Agent.  Upon delivery of any such written notification, you agree to take our instructions as to any processing, holding or delivery of the Inventory.  If you receive inconsistent instructions from each of us, the instructions from the Agent will control until such time as the Inventory financing has terminated.

F1-3

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK AND NOT THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all such counterparts together shall constitute but one and the same instrument.

Very truly yours,

[NAME OF RELEVANT CREDIT PARTY]

By:
Title:

Notice Address:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Title:

Notice Address:

F1-4

Acknowledged and Agreed to as
of the _____ day of ______, 20__.

[PROCESSOR/WAREHOUSE COMPANY]

Title:

F1-5

SCHEDULE 1

FACILITY ADDRESSES

F1-6

Exhibit F-2

FORM OF COLLATERAL ACCESS AGREEMENT1

[LANDLORD]
[ADDRESS]

Ladies and Gentlemen:

As part of a financing transaction, [NAME OF RELEVANT CREDIT PARTY] (the “Tenant”) has pledged and granted to JPMorgan Chase Bank, N.A., as Collateral Agent (together with its successors in such capacity, the “Agent”), a continuing general lien upon and security interest in its present and future merchandise, inventory and goods (“Inventory”), including the Inventory located at each of the addresses listed on Schedule 1 hereto (each a “Property” and together, the “Properties”).

We would therefore like to confirm with you, and by your execution and return of the enclosed copy of this letter you hereby confirm and acknowledge, that:

1.           You are the landlord under the leases listed in Schedule 1 hereto (each a “Lease” and together, the “Leases”) executed by Tenant.  The Leases are in full force and effect and have not been modified or amended except as described in Schedule 1, no other person has notified you regarding security interest in the Inventory and, to the best of your knowledge, Tenant is not in default under the Leases.

2.           The Tenant’s grant of a security interest in the Inventory in favor of the Agent does not constitute default under the Leases, and, to the extent (if any) that the Leases require your consent to such security interest, you hereby consent.

3.           You do not have title to any of the Inventory, nor do you have any claims to or lien upon any of the Inventory [except as set forth in paragraph 5].2

1 This form of Collateral Access Agreement (Exhibit F-2) is to executed by landlords of leased property and the form attached as Exhibit F-1 is to be executed by processors or warehouse companies.

2 See note 3.

F2-1

4.           You will allow us, our auditors or our other designees access to each of the Properties, upon reasonable prior notice, during ordinary business hours in order to inspect the Inventory and verify the types and quantify thereof.  In addition, if the Agent elects to remove the Inventory from a Property pursuant to paragraph 5 below, you will grant the Agent access to such Property, upon reasonable prior notice, during ordinary business hours to do so and will not hinder the Agent’s actions in removing the Inventory, but we shall have no obligation to remove any Inventory from a Property or, having commenced such removal, to complete such removal.  We will not interfere with your business operations and all costs and expenses of inspection, verification and removal shall be for the Agent’s account.

5.           Subject to any requirements of law, if the Agent certifies to you in writing that an event of default exists under one of our financing or security documents, then, without any responsibility on your part to verify the existence of such default, you will permit the Agent to enter the Property and remove the Inventory to the Agent on written demand [provided that the Agent has cured any monetary defaults under the Lease of which the Agent has been given written notice of in accordance with paragraph 7 below].3

6.           You agree to send the Agent, by certified mail or by overnight courier, a copy of any notice of any material default under any of the Leases sent by you to the Tenant or any notice received by you relating to any alleged material breach or default by the Tenant under any mortgage or other instrument that may affect any of the Leases or the Properties.

7.           If the Tenant defaults under a Lease, you agree not to exercise any remedy under such Lease or applicable law or in equity unless you have provided the Agent written notice of such default within 30 days of the occurrence thereof and given the Agent 20 business days to cure a monetary default and 60 business day to cure a nonmonetary default and during such time, you will allow the Agent to enter the Property subject to such Lease and remove the Inventory as set forth in paragraphs 4 and 5 above.  If any default is cured during the applicable period, you agree to rescind the notice of default, but the Agent shall have no obligation to cure any default of the Tenant or, having commenced such cure, to complete such cure.  Notwithstanding the foregoing, your failure to provide such notice will not render you liable to the Agent in any manner or diminish or otherwise affect your rights under any Lease.

3 The Tenant agrees to use its best efforts to obtain an executed Collateral Access Agreement from each landlord that does not include the language in brackets in paragraphs 3 and 5; provided that if a landlord refuses to execute a Collateral Access Agreement without the bracketed language notwithstanding the best efforts of the Tenant, the Tenant may deliver a Collateral Access Agreement to the Agent executed by such landlord that contains the language set forth in the brackets in paragraphs 3 and 5.

F2-2

8.           The Agreement shall run with the land and shall bind and benefit the successors and assigns of the parties hereto.

9.           The Agent shall not be liable under this letter agreement for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Agent’s conduct does not constitute willful misconduct, negligence or bad faith.

The arrangement or instructions outlined herein shall become effective upon our receipt of your executed counterpart of this letter and shall continue without any change or modification until the Tenant and/or the Agent have given written notification to the contrary to you at the above address, which notification need only be signed by either the Tenant or the Agent.  Upon delivery of any such written notification, you agree to take our instructions as to any processing, holding or delivery of the Inventory.  If you receive inconsistent instructions from each of us, the instructions from the Agent will control until such time as the Inventory financing has terminated.

Nothing in this Agreement shall be interpreted or construed to limit, diminish or reduce any of the Tenant’s obligations under any agreement it has with you or your rights and remedies thereunder (other than as expressly set forth herein) or require us to perform any obligations under any such agreements.

F2-3

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK AND NOT THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

The Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all such counterparts together shall constitute but one and the same instrument.

Very truly yours,

[NAME OF RELEVANT CREDIT PARTY]

By:
Title:

Notice Address:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Title:

Notice Address:

F2-4

Acknowledged and Agreed to as
of the _____ day of ______, 20__.

[LANDLORD]

Title:

F2-5

SCHEDULE I

LEASES

Property Address:
Lease:
Amendments (if any):

EXHIBIT G

CERTAIN DEFINITIONS FROM REGULATION S-X
(as in effect on the date of this Amended Agreement)

Significant Subsidiary.  The term “significant subsidiary” means a subsidiary, including its subsidiaries, which meets any of the following conditions:

(1)           The registrant’s and its other subsidiaries’ investments in and advances to the subsidiary exceed 10 percent of the total assets of the registrant and its subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed business combination to be accounted for as a pooling of interests, this condition is also met when the number of common shares exchanged or to be exchanged by the registrant exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); or

(2)           The registrant’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of the registrant and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(3)           The registrant’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of the registrant and its subsidiaries consolidated for the most recently completed fiscal year.

Note: A registrant that files its financial statements in accordance with or provides a reconciliation to U.S. Generally Accepted Accounting Principles shall make the prescribed tests using amounts determined under U.S. Generally Accepted Accounting Principles.  A foreign private issuer that files its financial statements in accordance with IFRS as issued by the IASB shall make the prescribed tests using amounts determined under IFRS as issued by the IASB.

Computational Note: For purposes of making the prescribed income test the following guidance should be applied:

1.           When a loss has been incurred by either the parent and its subsidiaries consolidated or the tested subsidiary, but not both, the equity in the income or loss of the tested subsidiary should be excluded from the income of the registrant and its subsidiaries consolidated for purposes of the computation.

G-1

2.           If income of the registrant and its subsidiaries consolidated for the most recent fiscal year is at least 10 percent lower than the average of the income for the last five fiscal years, such average income should be substituted for purposes of the computation.  Any loss years should be omitted for purposes of computing average income.

3.           Where the test involves combined entities, as in the case of determining whether summarized financial data should be presented, entities reporting losses shall not be aggregated with entities reporting income.

G-2

EXHIBIT H
FORM OF DESIGNATION AGREEMENT

dated as of ________________, _____

Reference is made to the Second Amended and Restated Credit Agreement, dated as of June 12, 2009 and amended and restated as of July 20, 2011 (as the same may be amended from time to time, the “Credit Agreement”) among United States Steel Corporation (the “Borrower”), the Lenders party thereto, the LC Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

_________________ (the “Designator”) and ________________ (the “Designee”) agree as follows:

1.           The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2.           The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.           The Designee confirms that it is an Eligible Designee, appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and the other Loan Documents and to deliver and receive all communications and notices under the Credit Agreement and the other Loan Documents, if any, that the Designee is obligated to deliver or has the right to receive thereunder, and acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement and the other Loan Documents, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement or any other Loan Document, and agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement or any other Loan Document, all subject to Section 9.02(b)(viii) of the Credit Agreement.

4.           The Designee confirms that it has received a copy of the Credit Agreement and each other Loan Document, together with copies of the most recent financial statements referred to in Article 3 or delivered pursuant to Article 5 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement, and agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Agent or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement or any other Loan Document.

5.           Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Borrower, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

6.           Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 of the Credit Agreement and the rights of a Lender related thereto and the making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

7.           This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date1:______ , ____

[NAME OF DESIGNATOR]

By:

Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

UNITED STATES STEEL CORPORATION

By:
Name:
Title:
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

1 This date should be no earlier than the date of the Administrative Agent’s consent hereto.

EXHIBIT I

FORM OF SECURITY AGREEMENT AMENDMENT

AMENDMENT No. 1 dated as of July 20, 2011 to the Security Agreement dated as of June 12, 2009 (the “Security Agreement”) between United States Steel Corporation and JPMorgan Chase Bank, N.A., as Collateral Agent.

The parties hereto agree as follows:

Section 1.  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein that is defined in the Security Agreement has the meaning assigned to such term in the Security Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Security Agreement shall, after this Amendment becomes effective, refer to the Security Agreement as amended hereby.

Section 2.  Amendments.  The Security Agreement is hereby amended as follows:

(a)      The following defined terms are added to Section 1(c) in appropriate alphabetical order:

“Cash Management Obligation” means the liability of the Borrower owing to any Person which is a Lender or Lender Affiliate as of the date of designation of such Cash Management Obligation as a Secured Cash Management Obligation pursuant to Section 20 arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower now or hereafter maintained with such Lender or Lender Affiliate, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts and (c) any other deposit, disbursement, and cash management services afforded to the Borrower by such Lender or Lender Affiliate.

“Secured Cash Management Obligation” means the Cash Management Obligations that are designated by the Borrower as “Secured Cash Management Obligations” pursuant to Section 20.

(b)      The definition of “Credit Agreement” is amended and restated in its entirety as follows:

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of June 12, 2009 and amended and restated as of July 20, 2011 among the Borrower, the Lenders party thereto, the LC Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

(c)      The definition of “Earn Out Condition” is amended and restated in its entirety as follows:

“Earn Out Condition” means the following condition for terminating a Sweep Period:  Facility Availability shall have been greater than the greater of (x) the amount that is 12.5% of the aggregate amount of the Commitments and (y) $110,000,000 for 60 consecutive days.

(d)      The definition of “Sweep Period” is amended and restated in its entirety as follows:

“Sweep Period” means (i) the period that begins on the first date on which Facility Availability is less than or equal to the greater of (x) the amount that is 12.5% of the aggregate amount of the Commitments and (y) $110,000,000, and ends on the first date when all Release Conditions are satisfied, or, solely with respect to the initial Sweep Period, any earlier date on which the Earn Out Condition shall have been satisfied; and (ii) each period that begins upon the occurrence of (x) an Event of Default described in Section 7(a), Section 7(i), Section 7(j) or Section 7(k) of the Credit Agreement, or (y) an Event of Default caused by the Borrower’s failure to perform the covenant contained in Section 6.03 of the Credit Agreement, and ends when no Event of Default is continuing; provided that, except in the case of a Sweep Period that begins upon the occurrence of any Event of Default described in Section 7(a), Section 7(i), Section 7(j) or Section 7(k) of the Credit Agreement with respect to the Borrower (which Sweep Period shall commence automatically upon the occurrence of such Event of Default), no Sweep Period shall be deemed to have commenced unless and until the Collateral Agent shall have so determined and shall have so notified the Borrower.

(e)      The definition of “Secured Obligations” is amended and restated in its entirety as follows:

“Secured Obligations” means the Secured Loan Obligations, the Secured Derivative Obligations and the Secured Cash Management Obligations.”

(f)      Section 7(a) is amended and restated in its entirety as follows:

(a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply (i) any cash held in the Cash Collateral Account and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first,  to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Security Documents, and any other amounts then due and payable to the Collateral Agent pursuant to Section 8 or to any Agent pursuant to the Credit Agreement;

second, to pay unpaid principal of the Secured Obligations (other than the Secured Cash Management Obligations and the Second Secured Derivative Obligations) ratably (or to provide payment therefor pursuant to Section 7(b)) until payment in full of the principal of all such Secured Obligations (other than the Secured Cash Management Obligations and Second Secured Derivative Obligations) shall have been made (or so provided for);

third, to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations (other than the Secured Cash Management Obligations and the Secured Derivative Obligations) and all commitment and other fees payable under the Related Documents until payment in full of all such interest and fees shall have been made;

fourth, to pay all other Secured Obligations (other than the Secured Cash Management Obligations and the Secured Derivative Obligations) ratably (or to provide payment therefor pursuant to Section 7(b)) until payment in full of all such other Secured Obligations (other than the Secured Cash Management Obligations and the Secured Derivative Obligations) shall have been made (or so provided for);

fifth, to pay ratably the unpaid principal amount of the Secured Cash Management Obligations and the Second Secured Derivative Obligations (or to provide payment therefor pursuant to Section 7(b)) until payment in full of the principal of all Secured Cash Management Obligations and Second Secured Derivative Obligations shall have been made (or so provided for);

sixth, to pay ratably all interest (including Post-Petition Interest) on the Secured Cash Management Obligations and the Secured Derivative Obligations, until payment in full of all such interest has been made; and

finally,  to pay to the Lien Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

Notwithstanding anything to the contrary herein, the parties hereto agree that the unpaid principal (i.e., the Mark-to-Market Value) of the First Secured Derivative Obligations shall be paid, ratably with the unpaid principal of other Secured Obligations (other than Second Secured Derivative Obligations and Secured Cash Management Obligations), pursuant to clause second above; provided that if on the date of any application of cash or proceeds in accordance with this Section 7(a), the aggregate Mark-to-Market Value of First Secured Derivative Obligations exceeds an amount equal to the difference of $100,000,000 less the aggregate Mark-to-Market Value of First Secured Derivative Obligations previously paid pursuant to this Section 7(a) (such difference, the “Available Derivative Amount” at such date), then: (x) the Secured Obligations payable pursuant to clause second above shall be the Mark-to-Market Value of First Secured Derivative Obligations in an aggregate amount equal to the Available Derivative Amount at such date (which Available Derivative Amount shall represent and be comprised of a ratable portion (the “Permitted Ratable Portion”) of the Mark-to-Market Value of each First Secured Derivative Obligation), and (y) the portion of the Mark-to-Market Value of each First Secured Derivative Obligation that is in excess of the Permitted Ratable Portion referred to in clause (x) above (and is therefore not paid ratably with the unpaid principal of Secured Obligations pursuant to clause second above) shall, for all purposes of this Section 7(a), be treated as and deemed to be unpaid principal of a Second Secured Derivative Obligation, and shall be paid, ratably with the unpaid principal of all other Second Secured Derivative Obligations and Secured Cash Management Obligations, pursuant to clause fifth above.

(g)      Section 20(a) and (b) are hereby amended and restated in their entirety as follows:

(a)  Subject to the requirements set forth in clauses (b) and (c) of this Section 20, the Borrower from time to time may designate any Derivative Obligation as a “Secured Derivative Obligation” or any Cash Management Obligation as a “Secured Cash Management Obligation” for purposes hereof by delivering to the Collateral Agent a certificate signed by a Financial Officer (an “Additional Secured Obligation Certificate”) that (i) identifies such Derivative Obligation and the related Derivative Contract (including the name and address of the counterparty thereto, the notional principal amount thereof and the expiration date thereof) or identifies such Cash Management Obligation (including the name and address of the provider of the related cash management services), as applicable, (ii) if with respect to a Derivative Obligation, states that such Derivative Obligation has been entered into in the course of the ordinary business practice of the Borrower and not for speculative purposes, (iii) if with respect to a Derivative Obligation, specifies, as of the date such Derivative Obligation is entered into (and after giving effect to its designation as a First Secured Derivative Obligation or Second Secured Derivative Obligation hereunder, as the case may be), the aggregate Mark-to-Market Value of all Secured Derivative Obligations then currently designated as “First Secured Derivative Obligations” pursuant to this Section 20 and (iv) if with respect to a Derivative Obligation, specifies (subject to the requirements of clause (c) below) whether such Derivative Obligation will be designated as a First Secured Derivative Obligation or a Second Secured Derivative Obligation.

(b)           Notwithstanding anything to the contrary herein, no Derivative Obligation shall be designated as a “Secured Derivative Obligation” or Cash Management Obligation” shall be designated as a “Secured Cash Management Obligation” hereunder, unless (and the Borrower shall certify in the relevant Additional Secured Obligation Certificate that): (i) at or prior to the time the relevant Derivative Contract was executed or the relevant Cash Management Obligation was entered into, the Borrower and the Lender or Lender Affiliate party thereto expressly agreed in writing that such Derivative Obligation would constitute a “Secured Derivative Obligation” or such Cash Management Obligation would constitute a “Secured Cash Management Obligation”, in each case, entitled to the benefits of the Security Documents and (ii) the Lender or Lender Affiliate party thereto shall have delivered a notice to the Collateral Agent (or, in the case of a Lender Affiliate, an instrument in form and substance reasonably satisfactory to the Collateral Agent) to the effect set forth in subclause (i) of this clause (b), and acknowledging and agreeing to be bound by the terms of this Agreement with respect to such Derivative Obligation or Cash Management Obligation, as applicable.

(h)      The dollar amount “$75,000,000” appearing in Section 20(c) is changed to “$100,000,000.”

Section 3.  Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

Section 4.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

UNITED STATES STEEL CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title: